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As filed with the Securities and Exchange Commission on May 26, 2005

Registration No. 333-116803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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     EDGETECH SERVICES, INC.

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(Name of small business issuer in its charter)

NEVADA

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(State or other jurisdiction of incorporation or organization)

7373
98-0204280
(Primary standard industrial classification code number)
(I.R.S Employer Identification No.)

18 Wynford Drive, Suite 615

Toronto, Ontario

416-441-4046

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(Address and telephone number of principal executive offices)

EDGETECH SERVICES, INC.

18 Wynford Drive, Suite 615

Toronto, Ontario

416-441-4046

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(Name address and telephone number of agent for service)

With Copies to:

MARC J. ROSS, ESQ.

SICHENZIA ROSS FRIEDMAN FERENCE LLP

1065 AVENUE OF THE AMERICAS

NEW YORK, NY 10018

(212) 930-9700

(212)-930-9725 - FACSIMILE

Approximate date of proposed sale to the public:

   As soon as practicable after the effective date of this registration statement.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If delivery of the prospectus is expected to be made pursuant to rule 415, check this box [ x ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

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Preliminary Prospectus, subject to Completion, Dated May 26, 2005

EDGETECH SERVICES, INC.

3,704,000 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 3,704,000 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document.

We will not receive any proceeds from the sale of the shares. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "EDGH.” On May 20, 2005, the closing sales price of our common stock was $0.02 per share. We are registering approximately 5.26% of our common stock for resale as determined on a fully diluted basis.

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The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS ________  , 2005

Disclosure of Commission Position On Indemnification for Securities Act

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PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "RISK FACTORS" beginning on page 4 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

EDGETECH SERVICES INC.

We were incorporated in the State of Nevada on May 16, 1997. Our principal executive offices are located at 18 Wynford Drive, Suite 704, Toronto, Ontario, M3C 3S2. Our telephone number is 416-441-4046. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 150,000,000 common shares and 25,000,000 preferred shares. Our fiscal year end date is April 30.

We have a history of significant losses and negative cash flows since our inception. We had an accumulated deficit of approximately $1,865,341 for the year ended April 30, 2004 and for the nine months ended January 31, 2005 of $2,612,974. We incurred a net loss for the nine months ended Janurary 31, 2005 of $747,633 and for fiscal 2004 of $1,187,944. We expect to have net operating losses and negative cash flows for the foreseeable future. As a result of recurring losses from operations, a working capital deficit and accumulated deficit, our auditors, in their report dated June 11, 2004, have expressed substantial doubt about our ability to continue as a going concern.  In addition, our common stock is subject to the "penny stock" rules of the Securities Exchange Act of 1934, as amended.

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OUR BUSINESS

Edgetech provides enterprise security products and security consulting services. The security consulting services accounted for approximately 70% and security products accounted for 30% of our revenues for year ending April 30, 2004. The detailed information on our products and services is presented in the following table:

Technology	Description	Providers

Security Products

Intrusion Detection	Monitors the network for attacks by hackers	Symantec, Cisco
Network Intrusion	Similar to intrusion detection but has the ability to block off attacks as well	Top Layer, Cisco, McAfee
Prevention
Host Base Intrusion	Protects servers, desktops and laptops from unknown and known attacks,	Platform Logic, McAfee
Detection	worms, and/or malicious insiders by wrapping each operating system function and application in a protective layer
Firewalls	Implement security policies designed to keep a network secure from hackers.	Symantec, McAfee, Trend Micro,
Cyberguard, Cisco, Watch guard
Network Taps	Taps a point in the network for monitoring	Top Layer , McAfee, Net Optics
Network Behavioral	Monitors network and has intelligence to find trends that may be attacks	Q1Labs, System Detection, eEye,
analysis System		Network General (Sniffer),
Patch Management Tools Tools that can update the latest patches that will protect systems against the		Microsoft, eEye, Patchlink
latest attacks.
Encryption Software	Software to encrypt information to protect its viewing by unauthorized people	Cypherus
Forensics tools	Tool that contain information about an attack and evidence that may be able to	eEye
trace it.
Application Layer	Monitors and protects applications from attacks.	Covelight
Security tools
Security Consulting Services

Control Assurance	A set of management and Internet standard technologies developed to unify the	Consulting
management of enterprise computing environments.
Risk Consulting	Risk Consulting includes services that operate and restructure businesses; and	Consulting
enhance security systems and procedures.
Regulatory Services	Compliance with the applicable legislation or best practice.	Consulting
Security Assessment and	Collects, analyzes, and correlates security event data from across the enterprise.	Symantec, Open
Management
Vulnerability	Testing of a network to see if there are any holes or vulnerabilities where an	Symantec, eEye, McAfee
Assessment	attack can be done.	(Foundstone)
Network Penetration And	Testing through the eyes of a hacker to see what they may be able to do.	eEye
Intrusion Testing
ERP controls	Managing and controlling business systems of organizations	Consulting

We do not currently have sufficient funds to fully develop our business plans. Our financial statements have been prepared using accounting principles generally accepted in the United States applicable to a going concern. It is uncertain whether we will continue as a going concern without additional capital. This accounting treatment contemplates the realization of assets and liquidation of liabilities in the normal course of our business. We have increased our revenue but without additional capital or profitable operations our ability to operate as a going concern is uncertain. We require additional capital or profitable operations in order to continue operating over the next twelve months. The business plan for the next 12 months requires: 1) hiring and retaining 8 sales staff; 2) obtaining additional new and upgrading old technical certifications to support new and existing product lines; 3) marketing efforts: attending additional key conferences; sales-led generation through mailers and external calling companies; and the development of a hard copy product catalog for distribution to our clients; 4) adding facilities and allocating resources to bid on additional government proposals in the US; 5) searching for suitable merger/acquisition targets and funding efforts to complete such merger and acquisition efforts; 6) improving our Consulting/Professional Services Division through improved marketing and the addition of a technical/business development resource; 7) implementing web ordering systems, online web inquiries and follow up systems; and 8) hiring and retaining a finance manager to reduce the current costs of finance consultants. To implement this business plan, we will require an additional funding of $1,000,000 for the current year to cover the costs of the additional staff and working capital requirements.

We have reseller marketing agreements with Microsoft, Top Layer, Symantec, Counterpane and a number of other top providers of security products pursuant to which we are authorized to resell their products and services. The reseller agreements offer commissions to the company from 10% to 30% of the suggested list price of their product. Edgetech supports the enterprise security needs of government and private sector clients mainly in Canada and to a lesser extent in the US. Our top five clients in fiscal years 2004 and 2003 in order of revenue size were LGS Group, IBM, Comtec Information Systems, Public Works and Government Services Canada and Communications Security Establishment. For fiscal years 2004 and 2003, we were dependent on two major clients, both of whom accounted for more than 10% of our revenues, for the majority of our revenues. For the fiscal years ended April 30, 2004 and 2003, we had sales to (i) IBM of $580,341 representing 27% of our total sales and $697,084 representing 49% of our total sales, respectively, and (ii) LGS of $610,274 representing 28% of our total sales and $319,329 representing 22% of total sales, respectively. For the nine-months ended January 31, 2005, the two major clients who accounted for more than 10% of our revenues were MGA Computer Consulting Ltd. with sales of $424,100, representing 26.5% of our total sales, and LGS with sales of $400,385, representing 25.1% of our total sales. Although IBM is no longer our biggest client, it currently represents 10% of our revenues for the nine months ended January 31, 2005.

CURRENT TRANSACTIONS

We entered into a letter of intent with Astreya Partners, Inc. in November 2004.  The signing of an acquisition agreement is subject to numerous terms and conditions, including our ability to obtain financing on commercially acceptable terms, a due diligence review of Astreya and such other customary representations, warranties and conditions customary to transactions of this nature.

As a result of these numerous terms and conditions, some of which are out of our control, the closing of this acquisition is not probable at this time.  As a result, we have not made any further disclosures other than the entering into a letter of intent because of the highly speculative nature that the acquisition will occur.  If or when the acquisition appears more likely than not to occur, we will revise our disclosure to reflect the terms of the acquisition agreement and the potential ramifications.

THE OFFERING

Common Stock offered by the Selling Stockholders	3,704,000
Common Stock Outstanding Prior to the Offering(1)	70,425,950

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

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(1) Based on the number of shares actually outstanding as of May 23, 2005. Does not include (a) options to purchase 1,035,000 shares of our common stock.

RISK FACTORS

You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our common stock.

OUR SUCCESS IS HEAVILY DEPENDENT UPON THE CONTINUED PARTICIPATION OF KEY DIRECTORS TAE-HO KIM, OUR CEO AND DIRECTOR AND SANG-HO KIM, OUR PRESIDENT AND DIRECTOR. IF WE LOSE THEM, OUR BUSINESS MAY FAIL.

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Our success is heavily dependent upon the continued active participation of two of our officers and directors, Tae-Ho Kim and Sang-Ho Kim for the key decision-making of our strategy and operations. If we lose them, our business may fail. Tae Ho Kim has a strong background in financial analysis through his experience in the financial industry.  Sang-Ho Kim has managed engineering and programming staff, coordinated the IT needs of varying departments, implemented electronic data interfaces and more. Tae-Ho Kim and Sang-Ho Kim have no IT security experience. Unless we have the financial resources to hire and retain qualified security technical staff, the presentation and technical aspects of our products and services may not be able to attract or retain customers. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

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WE HAVE BEEN DEPENDENT ON TWO MAJOR CLIENTS THROUGHOUT OUR OPERATING HISTORY. IF WE LOSE THESE CLIENTS OUR BUSINESS MAY FAIL.

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We are dependent on two major clients for a majority of our revenue. For the years ended April 30, 2004, and 2003, we had sales to IBM of $580,341, representing 27% of total sales and $697,084, representing 49% of our total sales, respectively, and to LGS of $610,274, representing 28% of our total sales and $319,329, representing 22% of total sales, respectively. If we lose these clients, our sales revenue will drop significantly. In addition, for the nine months ended January 31, 2004, the two major clients who accounted for more than 50% of our revenues were MGA Computer Consulting Ltd with sales of $424,100, representing 26.9% of total sales, and LGS Group with sales of $400,385, representing 25.4% of total sales. IBM currently represents only 10% of our current revenue. If we are unable to expand our client base and maintain growth from our current clients, our revenues may decline and we could be subject to further losses.  If we are not able to obtain new business prospects, our business may fail.

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WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE

There are no restrictions that limit our ability to pay dividends on our common stock. We have not declared any dividends since incorporation and we do not anticipate doing so in the foreseeable future. Our present policy is to retain future earnings for use in our operations and expansion of our business.

WE HAVE A LIMITED OPERATING HISTORY AND MAY NOT GENERATE ENOUGH REVENUE TO STAY IN BUSINESS

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Edgetech began the current operation of IT security products and services in January 2002. We have a limited operating history since our inception on which you can evaluate our potential and us. Our revenue and income potential are unproven. An investor must consider that an investment in Edgetech may not generate the requisite returns because of the high uncertainties of future revenue generation by companies in their early stages of development, particularly companies with limited capital in new and rapidly evolving markets. There can be no assurance that our proposed operations will be implemented successfully or that we will ever have profits. Our limited financial resources are significantly less than those of other companies in our industry, which can develop alternatives to our product and service lines. If we are unable to sustain our operations, you may lose your entire investment.

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WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS SINCE OUR INCEPTION WHICH MAY CONTINUE, REQUIRING US TO SEEK ADDITIONAL SOURCES OF CAPITAL WHICH MAY NOT BE AVAILABLE, REQUIRING US TO CURTAIL OR CEASE OPERATIONS

We have incurred losses and negative cash flows since our inception. We had an accumulated deficit of approximately $1,865,341 at April 30, 2004, and have incurred net losses of approximately $1,187,944 and $556,094 for the year ended April 30, 2004, and 2003. We expect to have net operating losses and negative cash flows for the foreseeable future, and therefore cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to successfully improve our marketing efforts and increase our client base. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING

In their report dated June 11, 2004, our Independent Registered Public Accounting Firm stated that our financial statements for the year ended April 30, 2004, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring operating losses, and an accumulated deficit of $1,865,341 as of April 30, 2004. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL FINANCING TO IMPLEMENT OUR BUSINESS PLAN IN WHICH CASE OUR BUSINESS OPERATIONS WILL BE HARMED

We require additional financing in order to carry out our business plan. We require an additional $1,000,000 in funds in order to cover the costs of additional staff and working capital to implement this year’s business plan. Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. There can be no assurance that we will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. If we are unable to generate a sufficient amount of additional capital, we will not have the financial resources to implement our business plan which includes obtaining and servicing new clients; implementing and streamlining our systems to make them more efficient; completing new product and service offerings; implementing marketing projects such as product catalogues and web online ordering systems; and attending marketing conferences and implementing a successful branding strategy. We may also have to reduce costs by cutting our staff. Any combination of the above could result in a substantial loss of sales and an inability to grow and effectively compete. There is a risk of bankruptcy if we cannot compete effectively with the limited resources that we have.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ENTER INTO AN ACQUISITION STRATEGY THOUGH THE RISKS ASSOCIATED WITH ENTERING INTO ANY ACQUISITIONS COULD ADVERSELY AFFECT OUR BUSINESS

Our future results may depend in part on our success in implementing our acquisition strategy. This strategy is limited to effecting acquisitions of companies with complementary technologies to that of Edgetech, such as internetworking, networking, and IT Security firms; and companies with supplier relationships in these technical areas, including our current suppliers in the areas related to IT security products and services. Our ability to implement this strategy will be dependent on our ability to identify, consummate and successfully assimilate acquisitions on economically favorable terms. In addition, acquisitions involve a number of special risks that could adversely effect our operating results, including the diversion of management’s attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, legal, accounting and other expenses associated with any acquisition, some or all of which could increase our operating costs, reduce our revenues and cause a material adverse effect on our business, financial condition and results of operations.

Acquisitions that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

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problems integrating the acquired operations, technologies or products with our existing business and products;

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diversion of management’s time and attention from our core business;

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need for financial resources above our planned investment levels;

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difficulties in retaining business relationships with suppliers and customers of the acquired company;

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risks associated with entering markets in which we lack prior experience;

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potential loss of key employees of the acquired company; and

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potential requirement to amortize intangible assets.

Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that would reduce the ownership percentages of existing stockholders.

WE ARE SUBJECT TO EXTENSIVE COMPETITION AND WE MAY BE UNABLE TO EFFECTIVELY COMPETE

We are subject to extensive competition from numerous competitors. We cannot assure you that we will be able to compete successfully. Many of our competitors are larger and have substantially greater financial, distribution and marketing resources than we do. If we cannot compete successfully against such competitors, it will impair our ability to maintain our market position. Some of our competitors in similar markets and territories are Nexinnovations, Allstream Inc., Cinnabar Networks Inc., Whitehat Inc., and Cygnos IT Security. The products and services in which the listed competitors compete with Edgetech are summarized in the following table:

Competitors	Products and Services
Nexinnovations

Intrusion Detection; Network Intrusion Prevention; Host Base Intrusion Detection; Firewalls; Network Behavioral analysis System; Application Layer Security tools; Control Assurance; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing;

Allstream Inc.

Intrusion Detection; Network Intrusion Prevention; Network Behavioral analysis System; Patch Management Tools; Encryption Software; Application Layer Security tools; Control Assurance; Risk Consulting; Regulatory Services; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing; ERP controls

Cinnabar Networks Inc.

Intrusion Detection; Network Intrusion Prevention; Network Behavioral analysis System; Encryption Software; Forensics tools; Application Layer Security tools; Control Assurance; Risk Consulting; Regulatory Services; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing;

Whitehat Inc.

Intrusion Detection; Network Intrusion Prevention; Host Base Intrusion Detection; Firewalls; Network Behavioral analysis System; Patch Management Tools; Encryption Software; Forensics tools; Application Layer Security tools; Control Assurance; Risk Consulting; Regulatory Services; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing; ERP controls

Cygnos IT Security

Intrusion Detection; Network Intrusion Prevention; Network Behavioral analysis System; Forensics tools; Control Assurance; Risk Consulting; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing;

If we lose market share to our competitors because of the intense competition within the industry, our business may fail. The entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment and reduced margins caused by competitive pressures may have a materially adverse effect on us or may force us to reduce or curtail our operations.

POTENTIAL SALES OF A LARGE NUMBER OF FREELY TRADABLE STOCKS AVAILABLE FOR SALE IN THE MARKET COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK

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As of May 23, 2005, there were 70,425,950 shares of our common stock outstanding. Of these shares, approximately  27,145,450 shares are eligible for sale under Rule 144. Four hundred thousand shares will become eligible for resale under Rule 144 as of November 22, 2006, 25,000,000 shares will be available as of February 23, 2006 and 200,000 shares will be available as of May 2, 2006. This prospectus seeks to register an aggregate of 3,704,000 shares of our common stock. The market price of our common stock could drop due to the sale of large number of shares of our common stock, such as the shares sold pursuant to the registration statements or under Rule 144, or the perception that these sales could occur.

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THE ISSUANCE OF STOCK FOR ADDITIONAL FUNDING AND THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS MAY CAUSE SUBSTANITIAL DILUTION TO OUR EXISTING STOCKHOLDERS

There is a risk of dilution of ownership as a result of stock issuances for additional funding and exercising of outstanding options or warrants. In order to provide capital for the operation of the business, we may enter into additional financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common stockholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

We issued options, warrants or similar rights to purchase up to 1,035,000 shares of our common stock. If all the foregoing warrants and options were exercised as of February 10, 2005, our issued and outstanding shares of common stock would have increased from 70,425,150 to 71,460,950 an increase of approximately 8%. In addition, the value of our common stock as traded on the OTC Bulletin Board may experience a significant drop as a result of the exercise of all or a portion of the outstanding options and warrants.

OUR COMMON STOCK IS SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

• that a broker or dealer approve a person’s account for transactions in penny stocks; and

• the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

• obtain financial information and investment experience objectives of the person; and

• suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

• sets forth the basis on which the broker or dealer made the suitability determination; and

• that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE HAVE A LIMITED TRADING HISTORY WHICH MAY RESULT IN EXTREME PRICE VOLATILITY

Historically, the volume of trading in our common stock has been low. A more active public market for our common stock may not develop or be sustained. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of technology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

USE OF PROCEEDS

This prospectus is part of a registration statement that permits selling shareholders to sell their shares. Because this prospectus is solely for the purpose of selling shareholders, we will not receive any proceeds from the sale of stock being offered.

SELLING SECURITY HOLDERS

This prospectus covers the offering of shares of common stock by certain Selling Shareholders. The selling shareholders do not and have not held any position, office or other material relationship with us in the past three years. This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Shareholders, a total of 3,704,000 shares of common stock issued to investors on February 05, 2004, in a private placement of shares of common stock.

Name of Selling Shareholder	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offering	Shares of Common Stock Owned After the Offering	Percent Owned After the Offering
Sutharsan Kunaratnam	2,593,000	2,593,000	0	0%
Losana Yogarajah	1,111,000	1,111,000	0	0%
Total	3,704,000	3,704,000	0	0%

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against some liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL PROCEEDINGS

We are not a party to any current or pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

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Our directors and executive officers as of the date of this registration statement are as follows:

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Name	Age	Position
Tae Ho Kim	42	Chief Executive Officer and a Director
Sang Ho Kim	40	President, Chief Financial Officer and Chairman of our Board of Directors.
Donald R. George	48	Director
Frederick Fulcher	72	Director

Mr. Tae Ho Kim was appointed as Chief Executive Officer and a Director in December 2002, and does not serve as director to any other company. Mr. Kim is the CEO of Edgetech Services Inc (formerly Secure Enterprise Solutions Inc.) Since 1998 he has been a partner and co-founder of Edgetech Services Inc. From 1994-1998 Mr. Kim was a financial consultant and senior consultant at CIBC Wood Gundy Securities Inc, a full service brokerage house; and from 1993-1994 a financial advisor at Midland Walwyn Capital Inc, a full service brokerage house; and from 1990-1993 Mr. Kim was an account officer at CIBC, one of the largest banks in Canada – Winnipeg Corporate Banking Centre. Tae Ho Kim offers a strong background in financial analysis through his experience in the financial industry.

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Mr. Sang Ho Kim , B.SC, P.Eng, was appointed as the President, Chief Financial Officer and the Chairman of the Board of Directors in December 2002.  Mr. Kim is also the CEO and a director of Modena I Inc.

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From 1993 through 1998, Mr. Kim was Electronic Commerce Manager and Project Manager for Groupe Schneider Canada and Schneider Electric Canada. As such he supervised engineering and programming staff, coordinated the IT needs of varying departments, implemented Electronic Data Interfaces and more.

Frederick Fulcher, CA, CPA, was appointed as a director in December 2002, and does not serve as a director of any other company. Mr. Fulcher has over 35 years experience with large diversified corporations in senior management positions. Since 1993 he has been a business consultant under contract to the Winnipeg Airport Authority. His diversified business background has involved extensive corporate budgeting, profit planning, financial modeling, organization planning, communications and manpower planning responsibilities. This has included a strong mix of business studies, problem-solving assignments and board-level presentations.

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Donald R. George was appointed as a director on the board as of July 21, 2004. Mr. George holds a Bachelor of Arts degree from the University of Winnipeg and a Bachelor of Laws degree from the University Manitoba. Mr. George has practiced law in Manitoba since 1985 and concentrates his practice in real estate, civil litigation, estates and commercial transactions. Mr. George currently is a lawyer and an investment advisor with the Blackstone Investment Group where he has practiced since 2003.

FAMILY RELATIONSHIPS

Sang-Ho Kim, our President and CFO, and Tae-Ho Kim, our CEO, are brothers.  Mr. Fulcher, one of our directors, is the father-in-law of Tae-Ho Kim.

COMPOSITION OF OUR BOARD OF DIRECTORS

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We currently have four directors. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Our officers are appointed annually by the Board of Directors and hold office until their successors are appointed and qualified. Pursuant to the Company’s by-laws, the number of directors shall be increased or decreased from time to time by resolution of the Board of Directors or the shareholders. No director or executive officer of ours has been a director or executive director of any business, which has filed a bankruptcy petition, or had a bankruptcy petition filed against it. No director or executive officer of ours has been convicted or a criminal offence or is the subject of a pending criminal proceeding. No director or executive officer of ours has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer of ours has been found by a court to have violated a federal or state securities of commodities law.

COMMITTEES OF OUR BOARD OF DIRECTORS

We currently do not have any committees of our Board of Directors. The full Board of Directors fulfills the role of the Audit Committee.

DIRECTOR COMPENSATION

Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific Company business meetings. Directors are eligible to participate in our stock option plans. Option grants to directors are at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Edgetech’s directors and executive officers, and persons who own more than ten percent of a registered class of Edgetech's equity securities, to file with the Securities and Exchange Commission (the "SEC" )

initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Edgetech. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Edgetech with copies of all Section 16(a) forms they file.

Edgetech's officers, directors and greater than ten percent beneficial owners filed in a timely manner in accordance with Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of February 10, 2005 by:

each person known by us to beneficially owns 5% or more of our outstanding common stock;

each of our directors;

each of the Named Executive Officers; and

all of our directors and Named Executive Officers as a group.

In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or debentures held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of May 23, 2005, are deemed outstanding.

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Percentage of beneficial ownership is based upon 70,693,450 shares of common stock outstanding at May 23, 2005. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Edgetech Services Inc, 18 Wynford Drive, Suite 615, Toronto, Ontario, Canada M3C 3S2.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
Tae Ho Kim – CEO	17,375,769, Common Stock (2)	24.6%
Sang Ho Kim – President, CFO	17,908,231, Common Stock (3)	25.3%
Frederick M. Fulcher - Director	438,692, Common Stock (4)	*
Donald R. George – Director	246,231, Common Stock (4)	*
All directors and Named Executive Officers as a group (4 persons)	35,968,923, Common Stock	50.8%

* less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 23, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)Includes 150,000 stock options at $0.30 per common share that vested on November 1, 2003; and 150,000 stock options at $0.35 per common share that vested on November 1, 2004. Tae Ho Kim also holds 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days of May 23, 2005. Tae Ho Kim does not hold any warrants.

(3) Includes 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vested on November 1, 2004. Sang Ho Kim also holds 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days May 23, 2005. Sang Ho Kim does not hold any warrants.

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(4) These individuals do not have any stock options or warrants.

We are not aware of any arrangements, which may result in “changes in control” as that term is defined by the provisions of Item 403(C) of Regulation S-B.

DESCRIPTION OF SECURITIES

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As of May 10, 2005, we had 70,425,950 shares of our common stock outstanding.

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The following is a summary of provisions of the common stock:

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As of May 23, 2005, we were authorized to issue 150,000,000 shares of common stock, of which 70,425,950 shares were issued and outstanding held by approximately 606 shareholders of record. This public offering consists solely of shares of common stock being resold by selling shareholders. Therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

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A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders. The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends. There are no limitations on the payment of dividends.

In addition, there are no pre-emptive rights, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls. There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

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Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, or liabilities, the proceeds will be distributed to the holders of shares of common stock.

We were also authorized to issue 25,000,000 of preferred stock, of which no shares have been issued.

Edgetech’s transfer agent of Edgetech is The Nevada Agency and Trust Company located at 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

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INTEREST OF NAMED EXPERTS AND COUNSEL.

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Edgetech Services Inc.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, NY.

EXPERTS

The Board of Directors has selected Dohan and Company, P.A., CPA’s, as the independent auditors for Edgetech. Dohan and Company, P.A., CPA’s, is an independent Registered Public Accounting Firm and experts in accounting and auditing.

Dohan and Company, P.A.

Certified Public Accountants

7700 North Kendall Drive

Suite 200 Miami, Florida

33156-7578

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DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Pursuant to Revised Statutes of the State of Nevada and our Articles of Incorporation, as amended, provide that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except for intentional misconduct, fraud or knowing violation of the law or under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

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DESCRIPTION OF BUSINESS

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated under the provisions of the General Corporation Act of the State of Nevada, USA on May 16, 1997 as Annex Business Resources Inc. We became a reporting company under the US Securities and Exchange Act of 1934 on November 20, 1999. We have not undergone any bankruptcy, receivership or similar proceedings. We changed our name to NewsGurus.com, Inc, which later changed to SETP or Secure Enterprise Solutions Inc. On December 2, 2002 we changed our name to Edgetech Services Inc. following our acquisition of Edgetech Services Inc. (“Edgetech Services”) on May 22, 2002. As part of the acquisition, we acquired all of the issued and outstanding capital stock of Edgetech Services, a private company incorporated under the laws of Ontario, Canada. We issued 16,005,000 common shares to the former shareholders of Edgetech Services, and payments of $66,000. Edgetech Services was founded on July 11th, 1995, to provide innovative and effective services to help our clients achieve their business goals. Edgetech Services provides IT products and services specializing in Information Technology (IT) Security, Enterprise Resource Planning (ERP) which manages business systems of organizations and Business Intelligence which is a business decision-making system.

BUSINESS DEVELOPMENT

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We began the current operation of IT security products and services in January 2002. From 2002 through the present, we have been successful in entering into a number of reseller marketing agreements with companies such as Counterpane, Symantec and Top Layer to resell their products and services. These companies produce security compliance packages which represent the combination of products and services that will provide our customers with a level of technical security compliance that will best suit their business needs. We have subcontracted this work in the past at rates which have varied between $50 and $110 per hour.  The reseller agreements that we have entered in to with these companies provide us with a commission that represents 10-30% of our sales.

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Edgetech has participated in and made presentations at a number of successful conferences in the past few years. Through these conferences, Edgetech has been able to obtain leads for prospective and new clients, and gain market presence among governmental decision-makers and executives from large corporations.

Edgetech spoke at the annual New York Metro Information Systems Security Association (ISSA) on May 19, 2004, together with its enterprise security provider, Top Layer Networks, which exhibited its Attack Mitigation IPS 5500 intrusion prevention system product. ISSA brought together implementers, developers and educators of the most advanced security technologies. The ISSA conference will become increasingly more important as we expand our focus on New York and our team to support the needs of clients and prospective clients in this market. Edgetech was a gold member sponsor of the annual Mid-Canada Information Security Conference (MCISC) on April 15, 2004, in Winnipeg, Manitoba. It participated together with Top Layer Networks to showcase the latest information security technology. MCISC attracted over 300 people and received a lot of attention from industry professionals and decision-makers from government agencies, telecommunications and energy companies and financial institutions in need of top-notch dependent security solutions. The conference provided us with an opportunity to introduce ourselves to new companies; we also strengthened our relationship with our clients who attended the conference.

On March 4 and 5, 2004, Edgetech participated in the Strategy Institute's Canadian Forum on IT Security and Governance. The conference, which took place at Sunnybrook Estates in Toronto, showcased the technologies and strategies required to protect businesses from security breaches. It provided a forum for Edgetech to network among key government decision-makers and industry leaders.

On November 19, 2003, Edgetech, together with our provider Symantec Corporation, made a presentation about the implications and concerns associated with compliance with Bill C-6 at the Toronto Stock Exchange Auditorium in. This was a key event surrounding one of the most important new Bills to effect business and government throughout Canada.

On April 28, 2003, Edgetech Services Inc., was a Gold Sponsor of the MCISC 2003 IT Security Conference. This conference brought together top industry professionals to present and discuss information security challenges and solutions. The conference served as an opportunity to develop relationships with other individuals, organizations and suppliers within the industry.

On September 5, 2002, Edgetech Services Inc. hosted Security Seminars with Bruce Schneier, CTO and Co-Founder of Counterpane.

BUSINESS OF ISSUER

PRODUCTS AND SERVICES

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Edgetech is providing enterprise security products and services. The services account for approximately 70% and security products account for 30% of our revenues for year ending April 30, 2004. Our consulting services are generally structured on a time and materials basis.  We enter into an agreement for a certain amount of services which are invoiced monthly on a per diem basis plus expenses for each month that services are provided. There is usually a clause that allows clients to extend of the term of the agreement. The following is a detailed discussion of our products and services:

SECURITY PRODUCTS

INTRUSION DETECTION SYSTEM (IDS)

Intrusions take place when an unauthorized and/or anonymous user gets access to any part of a computer system to attack the computer systems, and access and/or manipulate confidential company information.  An intrusion detection system (IDS) inspects all inbound and outbound network activity and identifies suspicious patterns that may indicate a network or system attack from someone attempting to break into or compromise a system.

There are several ways to categorize an IDS:

  Misuse detection vs. anomaly detection In misuse detection, the IDS analyzes the information it gathers and compares it to large databases of attack signatures. Essentially, the IDS look for a specific attack that has already been documented. Like a virus detection system, misuse detection software is only as good as the database of attack signatures that it uses to compare packets against. A packet is a unit of information sent across a network which contains, such material as, destination and source information and how much information is contained in the unit. In anomaly detection, the system administrator defines the baseline, or normal, state of the network’s traffic load, breakdown, protocol, and typical packet size. The anomaly detector monitors network segments to compare their state to the normal baseline and look for anomalies.

  Network-based vs. host-based systems.  In a network-based system, or NIDS, the individual packets flowing through a network are analyzed. The NIDS can detect malicious packets that are designed to be overlooked by a firewall’s simplistic filtering rules. In a host-based system, the IDS examines at the activity on each individual computer or host.

  Passive system vs. reactive system.  In a passive system, the IDS detects a potential security breach, logs the information and signals an alert. In a reactive system, the IDS responds to the suspicious activity by logging a user off the system or by reprogramming the firewall to block network traffic from the suspected malicious source.

Though both the IDS and a firewall relate to network security, the IDS differs from a firewall in that a firewall looks out for intrusions in order to stop them from happening. The firewall limits the access between networks in order to prevent intrusion and does not signal an attack from inside the network. An IDS evaluates a suspected intrusion once it has occurred and signals an alarm. An IDS also watches for attacks that originate from within a system.  Intrusion detection technology is provided by Symantec and Cisco.

NETWORK INTRUSION PREVENTION

Network Intrusion Prevention monitors the network in the same manner as Intrusion Detection, but when an attack occurs network intrusion prevention takes action or procedures based on prior set rules to prevent them by blocking the offending traffic before it reaches and damages its target. It allows the network security administrator full control in selecting how the device will respond to detected attacks.  Precise but flexible actions against blocking malicious and suspicious traffic include monitoring, alerting, limiting and blocking. Top Layer, Cisco, and McAfee provide this technology.

FIREWALLS

A firewall is a set of related programs, located at a network gateway server that protects the resources of a private network from users from other networks. Basically, a firewall, working closely with a router program, filters all network packets to determine whether to forward them toward their destination. A firewall is often installed away from the rest of the network so that no incoming request can get directly at private network resources. There are a number of firewall screening methods. One simple method is to screen requests to make sure they come from acceptable (previously identified) domain names and IP addresses. For mobile users, firewalls allow remote access in to the private network through the use of secure logon procedures and authentication certificates.  Providers are Symantec, McAfee, TrendMicro, CyberGuard, Cisco, and WatchGuard.

NETWORK TAPS

Network Taps are used to create permanent access ports for passive monitoring. TAP (commonly seen as Tap) is an acronym for Test Access Port. Taps can create a monitoring access port between any two network devices, including switches, routers, firewalls, and more. Taps can function as an access port for any monitoring device used to collect in-line data. Protocol analyzers, RMON (remote monitoring) probes, intrusion detection systems, and other management and security solutions are all commonly connected to the network via Taps.  Providers are TopLayer, McAfee, and NetOptics.

NETWORK BEHAVIOR ANALYSIS SYSTEM

The network behavior analysis system inspects each packet that passes through the network to create both real-time and historical profiles of the network and its behavior patterns.  This comprehensive behavior analysis and anomaly detection would makes it easy to expose new attack vectors such as worms and zero-day network attacks, and gives valuable insight into network performance issues, misuse and potential bottlenecks.  Additionally, it ultimately cuts through the seemly endless sums of network information and general complexities to provide with an easy to understand, actionable, statistical profile of the network and security posture.  Providers are Q1 Labs, System Detection, eEye, Network General (Sniffer).

PATCH MANAGEMENT TOOL

Patch management is the process of controlling the deployment and maintenance of interim software releases into production environments. It helps to maintain operational efficiency and effectiveness, overcome security vulnerabilities, and maintain the stability of the production environment.

If an organization cannot determine and maintain a known level of trust within its operating systems and application software, it might have a number of security vulnerabilities, which, if exploited, could lead to a loss of revenue and intellectual property. Minimizing this threat requires that the use has properly configured systems, uses the latest software, and installs the recommended software updates.

Patch Management Tools can update the latest patches that will protect systems against the latest attacks, assess vulnerabilities, and determine the patches to protect against these vulnerabilities.  Providers are Microsoft, eEye, and PatchLink

ENCRYPTION SOFTWARE

Encryption technology allows data to be translated or scrambled into unreadable secret code for those who do not have a password.  This is the most effective way to achieve data security.

Encryption software is for personal and professional security. It allows you to protect the privacy of your sensitive files, folders, or messages, by encrypting them with encryption algorithms. Once the information has been encrypted, it can be stored on insecure media or transmitted on an insecure network -like the Internet- and still remain secret. Later, the information can be decrypted into its original form.  Provider is Cypherus.

FORENSICS TOOLS

Forensics is the scientific examination and analysis of data held on, or retrieved from, computer storage media in such a way that the information can be used as evidence in a court of law. It includes the secure collection of computer data, the examination of suspect data to determine details such as origin and content, the presentation of computer based information to courts of law, and the application of a country's laws to computer practice.  The purpose of forensic tools is to permit the user to recover, analyze and present computer based material in such a way that it is useable as evidence in a court of law.

  Forensics Tools can be used for:

  Intellectual property protection

  Detection of employee misuse/abuse of company networks  and/or computing resources

  Risk assessments

  Network forensics and security investigations

  Exploit (break-in) attempt detection

  Data aggregation from multiple sources, including firewalls, IDSs and sniffers

  Incident recovery

  Prediction of future attack targets

  Anomaly detection

  Network traffic recording and analysis

  Network performance

  Determination of hardware and network protocols in use

The provider of forensics tools is eEye.

APPLICATION LAYER SECURITY TOOL

Corporate financials, sales forecasts, entrusted customer data, operational reports and other trade secrets have been centralized in data centers and are now accessible to a large number of users via web-based technologies, subjecting them to abuse and misuse by the users of mission-critical applications. This enterprise web user community consists of employees, trusted partners, suppliers and contractors all of whom have valid user credentials and are subjected to authorization schemes put in place to insure that only the appropriate users have access to an organization’s sensitive information assets.

While it is important to employ well-known control technologies such as identity and access management to keep outsiders away from critical assets, it is crucial to audit the insiders who, by design, must have access to sensitive information to perform their jobs. Without proper auditing, in-depth analytics and supporting forensic evidence, organizations have no way of assessing the risk posed by these insiders, and no way to hold them accountable for violations of business and regulatory policies.

Application layer security tools allows an organization to police the enterprise web application user community by monitoring and recording the actions of application users, providing real-time detection and notification of usage policy and control violations, all supported by detailed forensic data.  Additionally, this tool delivers actionable intelligence to ensure whether the enterprise web community is in compliance with business use and security control policies; detects theft, fraud and abuse of critical web-enabled assets; delivers operational and security analytics; and holds authenticated users accountable.  This tool is provided by Covelight.

SECURITY CONSULTING SERVICES

CONTROL ASSURANCE

Identify, develop, and test internal control policies and procedures within business process and information technology environments.  These services may come as part of an internal audit or audit of financial statements or as individual projects resulting from major organizational changes, implementation of new technologies  or reliance on third party service providers.  This is provided by our consulting services.

RISK CONSULTING

Risk is an integral part of every organization and operation. It is about making the best possible decision with the information that is available. It is about understanding not only what might go wrong, but when and why, and what can be done about it. It is about positively differentiating between opportunity and threat. Risk Consulting includes services that operate and restructure businesses, and enhance security systems and procedures.  This is provided through consulting services.

REGULATORY SERVICES

Regulatory services are provided through our consulting services that are compliant with applicable legislation or best practice.

Regulatory Breakdown:

The Sarbanes-Oxley Act of 2002 included enhancements for tighter financial disclosures, improved whistle-blower processes, and the most highlighted section concerning principal CEO and CFO accountability. SOX mandates that these principals certify all financial statements, and places personal penalties against these individuals. Sarbanes-Oxley requires both a technological and corporate business change to corporate procedures and routines.

Sarbanes-Oxley applies to all institutions that are regulated under the jurisdiction of the Securities Exchange Commission. Section 404 of Sarbanes-Oxley makes no distinction between domestic and foreign institutions; therefore these organizations are expected to abide by the guidelines set forth by section 404. Penalties and sanctions are enforced by the Commission ranging from fiscal penalties, jail time, de-listing from the exchanges, or other appropriate penalties. Compliance with Sarbanes-Oxley concerning internal controls is required based upon market capital and filing status.

Section 404 of Sarbanes-Oxley addresses the necessity for IT internal controls over financial reporting. Information technology departments, internal and external audit teams, and management must develop a working relationship to ensure these controls are deployed across all required areas. Organizations, as stated previously, must certify the information they disclose by certifying internal controls adequately assure the integrity of the data included. Additionally the auditor of the company must concur with management regarding the sufficiency of the internal controls that are designed to protect the integrity and confidentiality of the information. The goal of this legislation is to enable the movement of health information among health-related organizations in a protected manner. It includes various stringent privacy and security protections including limits on sharing and use of encryption. HIPAA (Health Insurance Portability and Accountability Act) applies to US healthcare providers/health insurers and their business associates. If your financial institution has an employer-sponsored health care plan, this legislation also applies to you.

The Administrative Simplification section of HIPAA mandates a new security policy to protect an individual's health information, while permitting the appropriate access and use of that information by healthcare providers, clearinghouses and health plans.

  IT Governance Entities covered by the act must:

  Implement a comprehensive IT Controls program for all systems involved with financial reporting.

  Ensure that systems meet appropriate framework metrics to assure the integrity and validity of the financial data.

  Properly address and remediate all IT Internal Controls through adequate risk assessments, gap analysis, and compliance validation efforts.

  Protect against any reasonably anticipated, including threats or hazards to the security or integrity of the information

Government Regulatory Services

Domestic and International attention of governments have increased the requirements that companies must meet concerning the security and privacy implementations in their organizations. Requirements have always existed in certain industries, but have recently expanded into those normally self-regulated. This expansion of mandates and definite guidelines has prompted companies to improve the security posture of their systems.

Our methodology is blended with the most internationally recognized standards to provide a global security posture assessment.  Our clients enjoy a more complete solution by leveraging internal and external resources through our education programs, continuance services, and incident response experience.

Consulting Services

  Industry-Compliance Audit

  2-year Security Plan

  Logical & Technical Risk Assessment

  Compliance Gap Analysis

Benefits

  Ensure Business continuance

  Standardize industry security

  Implementations

  Minimize security disclosures

  Validate process and defined procedures

  Demonstrate security posture diligence

SECURITY ASSESSMENT AND MANAGEMENT

Security Assessment investigates and documents a customer's current security policies and procedures and analyzes the gap between the levels of security actually implemented and stated business requirements. Based upon the Security Assessment, a Security Management Architecture Plan can be developed to include the entire enterprise or selected areas of need.

Even the smoothest running security program can benefit from an independent review of its effectiveness. An independent review of a company’s existing security program will verify elements that protect its IT assets and pinpoint areas for improvement. A system security assessment covers all elements of a company’s security program (i.e., physical protection, policy, procedures, organization, security infrastructure, and system, desktop, and application security controls). Our security engineers assess the effectiveness of these controls through the review of existing documentation, interviews with key personnel, inspection, observation and testing. This service is identical in scope to a system security audit, only the focus is on assisting the business with improving their security program and not attesting as to its effectiveness to a third party; therefore, the system security audit is less rigorous in terms of verification of findings, and therefore less costly.

Providers of this service are Symantec and Open Systems.

VULNERABILITY ASSESSMENT

Vulnerability analysis assesses all aspects of your network from behind the firewall and identifies any potential holes a hacker could exploit.

Vulnerability assessment is an examination of the ability of a system or application, including current security procedures and controls, to withstand assault. A vulnerability assessment may be used to: a) identify weaknesses that could be exploited; and b) predict the effectiveness of additional security measures in protecting information resources from attack. In other words, it does a systematic examination of critical infrastructure, the interconnected systems on which it relies, its information, or product to determine the adequacy of security measures, identify security deficiencies, evaluate security alternatives, and verify the adequacy of such measures after implementation.

Providers of this service are Symantec, eEye, and McAfee.

NETWORK PENETRATION AND INTRUSION TESTING

Penetration testing should be considered whenever control systems are already in place and their functioning has to be tested. Penetration testing also verifies the functioning of a company’s Intrusion Detection System. In addition, penetration testing identifies vulnerabilities in proprietary systems. Penetration testing takes place at three levels.  Initial testing occurs with only the information that might be discovered by an outside intruder: zero-knowledge testing. The second level of testing checks for illegitimate use of a machine by a proper user armed with the information that is legitimately available to the user.  In the third level of testing, the intrusion test works from the perspective of a well-informed malicious individual with strong computer knowledge and access to sophisticated tools.  A provider of this service is eEye.

ERP CONTROLS

Our services cover auditing, assessment and testing for the compliance to an organization’s ERP controls and providing recommendations to remediate the issues. ERP controls include: documentation controls; and computer/system controls.  The audit would include logical security, configuration management, change control, vulnerability assessments, and disaster recovery.

These products and services are independent of one another to fit each client’s specific security needs.

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MARKET

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Edgetech is growing within this rapidly expanding $37 billion (2005) (Information Security, May 2003) security products and services sector. Edgetech has a customized marketing approach that helps companies achieve their business goals by providing tailored solutions to fit each client’s unique security needs. We base our assessment of a company’s needs on a number of factors, including the size of the company, the industry in which it competes and its corporate culture.  We educate our clients on industry trends and innovative solutions. We position ourselves as the go-to partner for all security solutions needs. We are service-oriented to respond quickly to security vulnerabilities with proven solutions. We endorse and present recommended Security Products & Solutions for our clients through research.

SERVICE PROVIDERS AND CLIENTS

We have added a number of providers’ products and services to our product and services offerings. We have reseller marketing agreements with Top Layer, Symantec, Counterpane, and a number of other top providers of security products and services, including Cisco Systems, McAfee and eEye Digital Security. (Please refer to the table of products and services listed above). Edgetech supports the enterprise security needs of major government and private sector clients mainly in Canada and some in U.S. We market our products and services through direct client relationships by our account representatives. Our products are distributed through our executive office in Toronto or directly from our vendors. Our top five clients as of January 31, 2005 in order of revenue size are: MGA Computer Consulting Ltd, LGS, MTS Communications Inc., IBM and Ajilon Consulting. We have been dependent on two major clients each accounting for more than 10% of our revenue for a majority of our revenue in each of our fiscal years. For the years ended April 30, 2004 and 2003, we had sales to IBM of $580,341 representing 27% of our total sales and $697,084 representing 49% of our total sales, respectively, and to LGS of $610,274 representing 28% of our total sales and $319,329 representing 22% of our total sales, respectively. For the nine months ended January 31, 2005, the two major clients who accounted for more than 10% of our revenues were MGA Computer Consulting Ltd with sales of $424,100, representing 26.5% of total sales, and LGS with sales of $400,385, representing 25.1% of total sales. If we lose these clients and are unable to expand our client and sales base, our revenue will drop significantly and our business may fail.

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COMPETITION

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The IT services industry is highly competitive and fragmented, and has low barriers to entry. This competitive environment includes a number of large and small companies which maintain businesses similar to ours. Our main area of competition is IT outsourcing. We believe that our principal competitive factors are our ability to provide clients with an accurate assessment of their needs, the timely assignment of technical consultants with appropriate skills, and the price of our services. We compete within the industry despite having limited operations and assets by maintaining good relations with our resellers who provide us with client referrals, and allow us to undertake joint marketing and sales efforts and initiate conferences to fortune 1000 clients. We also have rights to market certain products in exclusive territories. We also offer a vast product mix which many competitors do not offer  which allows us to better tailor our solutions to our clients. The large system integrators, such as IBM and Computer Associates, have an advantage over us because they have access to greater marketing and sales resources than we do and can try and achieve sales over a wider territory.  They also carry a well-known brand name in the industry and marketplace and maintain a larger, stable client base from which to draw additional client referrals.

Excluding some of these large system integrators which provide IT Security products and services as part of their broader practice, there are a limited number of companies whose primary focus is on IT Security. The demand for integrated security solutions is forecast to grow rapidly, which may attract new entrants into this market. Thus, competition is expected to increase.

The following is a list of the current competitors of Edgetech in similar markets and territories (Integrated IT Security Solutions with majority of sales in Canada):

Competitors	Revenue in millions $US
Nexinnovations	$700.0
Allstream Inc	$22.5
Above Security	$2.0
Whitehat Inc.	$10.0 (est.)
Cinnabar Networks Inc.	$8.5
Cygnos IT Security	$8.0
Edgetech	$2.2

We list the products and services for which these companies compete with us in the section discussing the products and services that we offer.

ACQUISITION OF ASTREYA PARTNERS

We entered into a letter of intent with Astreya Partners, Inc. in November 2004, pursuant to which we proposed to acquire 100% of the common shares of Astreya for total consideration of (i) $2 million, consisting of $1,100,000 is to be paid at the closing of the transaction and the remaining $900,000 to be paid in 12 quarterly installments of $75,000 with the first payment due three months from the signing of a definitive agreement, and (ii) 1,500,000 shares of our common stock to be issued upon the closing of the transaction. The signing of an acquisition agreement is subject to numerous terms and conditions, including our ability to obtain financing on commercial acceptable terms, a due diligence review of Astreya and such other customary representations, warranties and conditions customary to transactions of this nature.

As a result of these numerous terms and conditions, some of which are out of our control, the closing of this acquisition is not probable at this time.  As a result, we have not made any further disclosures other than our entering into a letter of intent because of the highly speculative nature that the acquisition will occur.  If or when the acquisition appears more likely than not to occur, we will revise our disclosure to reflect the terms of the acquisition agreement and the potential ramifications.

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SEASONALITY

Our business is not subject to seasonality, as companies require ongoing services throughout the year.

RESEARCH AND DEVELOPMENT

We spent approximately $40,000 and $95,000 in consulting fees to further develop our products and services during fiscal years 2004 and 2003. These costs have been expensed during the current year as part of consulting expense.

EMPLOYEES

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We currently employ approximately thirteen (13) full time employees in our Toronto and Winnipeg Offices. In addition to these full time employees, we have approximately fifteen subcontractors.

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REPORTS TO SECURITY HOLDERS

Our common stock is quoted for trading on the OTC BB under the symbol EDGH. Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services Inc. effectively on the same day. Our new CUSIP No. 28027N 10 9.

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We are required to deliver an annual report on Form 10-KSB to security holders voluntarily with audited financial statements. We will file current reports and proxy statements with the SEC. All reports and other information filed with the Securities and Exchange Commision can be read and copied at the SEC’s public reference facilities in Washington, D.C. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

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Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

PLAN OF OPERATION

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The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements." Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this report. Although our management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be materially different from the expectations expressed in this registration statement. The following discussion should be read in conjunction with the audited Consolidated Financial Statements and related Notes thereto included in Financial Statements.

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BUSINESS COMBINATION WITH EDGETECH SERVICES, INC.

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On May 22, 2002, we completed the acquisition of Edgetech Services, Inc., a Canadian corporation, and subsequently changed our name to Edgetech Services, Inc. from Secure Enterprise Solutions Inc.

As consideration for the purchase of all of the common shares of Edgetech Services, Inc., we paid $66,000 and issued 16,005,000 common shares to the former stockholders of Edgetech. Legally, the former Secure Enterprise Solutions Inc. is the parent of Edgetech Services. However, control of the combined companies passed to the former stockholders of Edgetech Services. This share exchange has been accounted for as a recapitalization of Edgetech. The value of the shares issued on the acquisition was based on the fair market value of the net assets acquired, which as of the date of acquisition was $96,648.

Prior to the acquisition, we negotiated with five shareholders of Edgetech Services, Inc.  In connection with the cancellation of their shares, we paid these shareholders a total of US$68,580 paid in 24 equal monthly installments of $US2,857.50 per month from December 2001 to November, 2003 in return for the cancellation of their shares of common stock of the company. No shares were issued as a result of this transaction. The details of the share cancellations are listed in the following table:

Name of Shareholders	Number of Shares Cancelled	Share Value	Monthly Payment
		(US$1524/share)
Kumar Ratnam	25	$38,100.00	$1,587.50
Kamlesh Patel	5	$7,620.00	$317.50
Sri Thuraisamy	5	$7,620.00	$317.50
Dasan Thambyraja	5	$7,620.00	$317.50
Daya Rajaratnam	5	$7,620.00	$317.50
Total	45	$68,580.00	$2,857.50

In connection with this acquisition, a finder’s fee of $41,250 (825,000 restricted Rule 144 shares valued at $0.05 per share) was paid to a third party, Mr. Richard Biscan, for brokering the merger between the Edgetech Services subsidiary and Edgetech.

We have no further obligations related to the acquisition of Edgetech Services, Inc.

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For the purposes of this Form SB-2, the continuing operations are those of the newly acquired Edgetech as presented for the years ending April 30, 2004 and 2003. Previous financial results were recorded in Canadian dollars and were converted into US dollars using the current rate method. Table No.2 shows the exchange rates used when converting Edgetech’s financial statements from Canadian to US dollars. Table No.2

Year	Average	April 30
2004	1.3498	1.3721
2003	1.5673	1.5665

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 2004 AND 2003

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Revenues increased 53% to $2,171,297 during Fiscal 2004 as compared to fiscal 2003 when revenues were $1,420,006. The increase in growth is attributable to the growing users of the internet in the business community. Increased internet use in the current market brought forward the threat to and vulnerability of companies’ valuable, confidential information that could be accessed, manipulated and/or distributed if proper security measures are not taken. Therefore there has been an increasing need for the development of security software and on-

going support services. As a result, we obtained new customers for whom we provide up-to-date security products and solutions. This increase in the number of customers has led to the increase in our sales revenue. We believe that the on-going and increased business we receive from our clients stems from our credibility as a quality service provider, as well as the relationships we maintain with our clients. We are benefiting from strong demand for outsourced IT and security services. Per IDC (“International Data Corporation”) projections (Information Security, May 2003) about IT security products and services, we further believe that current trends related to security infrastructure development are expected to continue to drive growth given the increase demand for companies to conduct their business on the internet.

Also included in the total revenues for fiscal 2004 is $625,656 in hardware sales, which we began selling during the latter part of fiscal 2004, and expect to continue into 2005. Bundled with the hardware sales as a package is some software sales which is $150,294 (24% of $625,656), the remaining $475,362 is hardware sales (76% of $625,656). There were no hardware sales during fiscal 2003. The hardware sales began as a result of our customers wanting us to not only provide them with security service, but also to recommend and sell the hardware required to implement their plans.

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Consulting and subcontractors expenses increased 31% to $1,772,865 during fiscal 2004 as compared to fiscal 2003 when consulting and subcontractors expenses were $1,351,905. The increase is due primarily to the relative increase in sales, because we pay consultants for the services they provide for our clients. Consulting expenses are directly attributable to the amount of our sales. We also incurred added consulting expenses related to our expansion going forward mainly in the areas of: funding and investment; business planning; marketing and media; and technical advisory. These costs are internal costs related to the reorganization of the corporate strategy and structure. Most of these consulting expenses were a one-time expense related to merger and acquisition planning, advisory, sales strategy and structuring, and managerial and accounting costs, while some of these consulting expenses are expected to recur in the future, including merger and acquisition consulting costs, and to a lesser degree managerial and accounting and technical advisory costs.

Selling, general and administration expenses increased 85% to $551,798 during fiscal 2004 as compared to fiscal 2003 when selling, general, and administration expenses was $298,352. This increase was partly due to increased expenditures incurred from our reorganization which accounts for about 44% of the increase in these expenses. Due to our Merger & Acquisition strategy, the reorganization expense is expected to continue in the future. We are planning to expand our customer base, with a focus on telecommunication companies and the education sector. The increase in selling, general and administration expense was also caused by increased expenditures in such areas as travel and advertising, which we incurred in connection with our increased marketing efforts, and which accounted for approximately 41% of the total increase in these expenses.

During fiscal 2003, we wrote-off the balance of a note receivable in the amount of $11,750. The note receivable relates to the sale of media assets to former shareholders of Edgetech, which were sold during the period ended March 31, 2002, for $48,000. The media assets included the domain name for “Newsgurus,” the previous name of Edgetech. The note was non-interest bearing and unsecured. The note holders had the legal option to offset any amounts owed to them by the note. During fiscal 2003, $36,250 was offset against liabilities owed to these former shareholders. We have attempted to collect the note on numerous occasions, but believe that the cost of taking legal action outweighs the benefit of collecting the amount. Accordingly, we have determined that it is unlikely that the balance will be collected, and accordingly we have written off the balance.

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Net loss for fiscal 2004 was $1,187,944 and $556,094 for fiscal 2003. The increase in loss for the year is due to increased costs associated with our expansion, and while we expected these costs to be less than the previous year, they have continued to be high. However, we now believe that we have a good business plan pursuant to which we will take the followings steps to reduce these costs in the coming year: cutting non-recurring expenses, implementing tighter expense controls and maintaining a more focused Mergers and Acquisition strategy.

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No income taxes were payable in 2004 or in 2003, as a result of the operating losses recorded during those years. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not booked an income tax benefit as of April 30, 2004 and

2003. All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $0.03 for fiscal 2004 and a loss of $0.02 per share for fiscal 2003.

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RESULTS OF OPERATIONS FOR THE NINE MONTHS PERIODS ENDED JANUARY 31, 2005 AND 2004

Total revenues increased marginally to $1,575,261 for the period ending January 31, 2005, as compared to the same period last year when total revenues were $1,505,948. Of the $1,575,261 in total revenues, $471,791 is from hardware sales, which we began selling during the latter part of Fiscal 2004.  There were no hardware sales during the nine-month period ended January 31, 2004.  Costs for the hardware sales for the nine-month period ended January 31, 2005 was $419,320.  The decrease in IT revenues for the nine-month period ended January 31, 2005 versus 2004 resulted from the completion that of several contracts with some of our major customers (notably IBM and LGS), and the fact that several of our principal consultants have taken time off during the period. The reduction in sales to IBM has reduced our total revenue expectations and placed us in risk of further losses.

Consulting and subcontractors’ expenses decreased 44% to $904,140 for the nine-month period ended January 31, 2005, as compared to the same period last year when consulting and subcontractors were $1,604,363.  The decrease is attributed to the decrease in IT revenues which decreased in this quarter in comparison to the same period last year, as well as measures we took to cut costs in comparison to last year.  Many of our consultants were being paid through shares for their services, which increased our consulting and subcontractors’ expenses significantly as our stock experienced a significant amount of volatility.  We measure the expense for shares issued for services at the time we commit to issue the shares for the services.  For the current nine-month period, we issued fewer shares for services, and were therefore able to cut on our expenses.  We continue to work on trying to reduce the ratio of consulting expenses in relation to revenues.

Selling, general and administration expenses increased 77% to $982,975 for the nine-month period ending January 31, 2005, as compared to the same nine-month period last year when selling, general, and administration expenses were $554,280.  During the first quarter of fiscal 2005 we spent a significant amount of money on advertising and marketing to try and increase our customer base and promote our Company and our products.  We also spent money on training programs for our consultants, and travel expenditures increased as well.  Our spending has slowed down in the second quarter of this year, as our cash resources have decreased. Unless we are able to raise additional money on terms that are acceptable to us, if at all, we will have to further slow down our spending.

Net loss for the nine month period ending January 31, 2005 and 2004, was ($747,633) and ($667,711), respectively.   The increase in loss is primarily due to the increase in selling, general and administration expenses.

No income taxes were payable in the nine month periods ended January 31, 2005 and 2004, as a result of the operating losses recorded during those periods. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, any income tax benefit recorded has been offset by a full valuation allowance.  All losses incurred can now be carried forward for ten years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $(0.02) for the nine month period ended January 31, 2005, as compared to a loss of $(0.02) per share for the same period last year.

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CRITICAL ACCOUNTING POLICIES

Management's discussion and analysis of Edgetech's financial condition and results of operations is based upon Edgetech's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from these estimates under different assumptions or conditions. Management frequently reevaluates its judgments and estimates which are based on historical experience, current trends and various other assumptions that are believed to be reasonable under the circumstances.

Edgetech's significant accounting policies are discussed in Note 1 to Edgetech's financial statements. Management believes that the following accounting policies include a higher degree of judgment and/or complexity and, thus, are considered to be critical accounting policies. Management has discussed the development and selection of Edgetech's critical accounting policies with the Board of Directors and they have reviewed Edgetech's disclosures relating to them.

The following discussion of critical accounting estimates is intended to supplement the accounting estimates presented as Note 2 to our consolidated financial statements. Note 2 summarize the estimates used in the preparation of our consolidated financial statements. The estimates discussed below were selected because they require the more significant estimates in the preparation and presentation of our financial statements. Edgetech bases its estimates on historical experience, as well as other events and assumptions that are believed to be reasonable at the time. Actual results could differ from these estimates under different conditions.

Allowance for uncollectible accounts receivable

An estimate on the allowance for uncollectible accounts receivable is done based on historical collections and aged receivables. No allowance was required in the consolidated financial statements as there have been no collection problems with these clients, and almost all of our accounts receivables are within 30-60 days.

Inventory obsolescence

We only began buying inventory in the latter part of fiscal 2004. We will base inventory obsolescence on an amount that is not sold within 90 days. No allowance has been required in the consolidated financial statements presented herein.

Amortization

Amortization is based on the useful life of the asset. We have found that the life of our equipment has been consistent and no change in estimates has been required.

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LIQUIDITY AND CAPITAL RESOURCES

As of January 31, 2005, we had a working capital deficiency of ($185,033), which represented a working capital decrease of $458,744 as compared to the positive working capital position of $273,711 as of April 30, 2004. Several factors contributed to the decrease in working capital, including the losses for the period and the decrease in accounts receivable.  We did not raise any cash from the issuance of our stock.  We received a loan for $CDN 90,000 (US $72,510) during the period from a relative of a director of the Company to help us meet expenditures as they become due.

In March 2003, our wholly-owned subsidiary renewed its line of credit agreement with Bank of Montreal that allowed it to withdraw up to $CDN 100,000 (approximately $73,000). This line of credit agreement was terminated in March 2005 and it entered into a new revolving line of credit agreement with Greenfield Commercial Credit (Canada) Inc. The Greenfield revolving line of credit against receivables provides our subsidiary with up to $CDN 500,000 (approximately $403,000). Advances of the loan facility are 85% of the value of eligible receivables. The annual interest rate on this loan equals to the Canadian Prime Rate plus eight percent (8%).

Accounts Receivable represents 82% of current assets.  Many of those receivables have terms that exceed 60 days as they are from large corporations which require longer terms.  Given our history with these clients, we believe that our receivables continue to be collectible.  Since April 30, 2004, receivables increased by $102,493 to $596,937, which was expected relative to the decrease in total revenues for the quarter. Ninety-seven percent of our assets are current and predominantly made up of receivables from AAA credit rated companies like IBM and Bank of Montreal.

Cash flows used in operating activities for fiscal 2004 totaled ($602,644), which was primarily due to the loss for the year. Cash flows used in operating activities for fiscal 2003 totaled ($268,964). The increase in cash outflows from operating activities between 2004 and 2003 is primarily due to our continued expansion, which led to our hiring of more personnel. Many of the consulting expenses were settled through the issuance of common stock, which is one of the reasons why the cash outflow from operations is significantly lower than our loss for the year. Cash flows (used in) operating activities for the nine month period ended January 31, 2005, totaled ($408,809), which was primarily due to the loss for the period and the repayment of payables, offset by non-cash consulting expenses settled through the issuance of capital stock, and the collection of trade receivables.  Cash flows (used in) operating activities for the nine-month period ended January 31, 2004, totaled ($351,569).  The decrease in cash flows from operating activities between the nine-month period ended January 31, 2005, and 2004 is primarily due to the loss for the period.

We are trying to conserve our cash and many of our consultants have been willing to receive shares in lieu of cash payments. While the expense related to the shares issued for consultants is high and affects our losses for the year, the issuances enable us to conserve our cash. We realize that while the issuance of shares in lieu of cash will result in the dilution of the value of our stock, until we reach profitability, we believe this is an appropriate way to conserve our resources. Since the end of the fiscal year 2003 through January 31, 2005, we have issued 4,476,450 shares to consultants for the services rendered. For the nine-month ended January 31, 2005, we have, however, reduced the amount of shares we have issued to consultants, and we plan to continue reducing shares issued for services.

Share issued for services in lieu of cash payments	Issue Date	Number of Shares	Value
Legal (Warren Soloski)	23-May-03	25,000	$5,000.00
Consulting (Indrajit Kunaratnam)	23-May-03	25,000	$5,000.00
Consulting (Richard Reynolds)	23-May-03	25,000	$5,000.00
Consulting (Mark Holleran)	28-May-03	35,000	$6,300.00
Consulting (Rahul Narsimhan)	28-May-03	20,000	$3,600.00
Consulting (Barry Clark)	27-May-03	150,000	$30,000.00
Consulting (Barry Clark)	27-May-03	75,000	$15,000.00
Consulting (Adam Lukaszuk)	13-Jun-03	15,000	$2,500.00
Consulting (Indrajit Kunaratnam)	17-Jun-03	150,000	$24,000.00
Consulting (Stephen C)	23-Jun-03	20,000	$6,000.00
Consulting (Adam Lukaszuk)	24-Jun-03	15,000	$2,500.00
Consulting (Rachel Glickman)	2-Jul-03	72,000	$10,000.00
Consulting (Indrajit Kunaratnam)	7-Jul-03	25,000	$4,250.00
Consulting (David Cecil)	3-Jul-03	50,000	$6,800.00
Consulting (Adam Lukaszuk)	30-Jul-03	15,000	$2,500.00
Consulting (David Cecil)	4-Aug-03	50,000	$21,000.00
Consulting (Adriatic Blue)	6-Aug-03	50,000	$10,000.00

	Consulting (Siva Pon)		6-Aug-03		15,000		$2,600.00
	Consulting (Rahul Narsimhan)		11-Aug-03		12,000		$2,640.00
	Consulting (David Cecil)		14-Aug-03		75,000		$58,000.00
	Consulting (Steve Pain)		3-Sep-03		30,000		$7,000.00
	Consulting (Christy Kim)		3-Sep-03		40,000		$10,000.00
	Consulting (Khalil Javid)		3-Sep-03		50,000		$12,000.00
	Consulting (Continuum partners)		18-Sep-03		27,000		$10,530.00
	Consulting (Rachel Glickman)		3-Oct-03		50,000		$11,500.00
	Consulting (David Cecil)		30-Jan-04		27,500		$4,700.00
	Consulting (David Cecil)		25-Feb-04		250,000		$42,500.00
	Consulting (Continuum Partners)		24-Mar-04		17,000		$2,635.00
	Consulting (Empire Relations Group)		24-Mar-04		80,000		$12,400.00
	Consulting (B Cox Consulting-Mark Holleran)		24-Mar-04		40,000		$6,200.00
-	Consulting (David Cecil)	-	8-Apr-04	-	200,000	-	$32,000.00
Consulting (Career View)	4-May-04	55,500	$8,602.50
Consulting (Imaging Unlimited)	10-May-04	20,000	$2,400.00
Consulting (Warren J Soloski)	23-Jun-04	25,000	$2,750.00
Consulting (David Cecil)	7-Jul-04	250,000	$27,500.00
Wages (Srikanth Srigiri)	7-Jul-04	100,000	$11,000.00
Wages and benefits (Michael Doron)	7-Jul-04	150,000	$16,500.00
Consulting (Shamrock Holdings Ltd.)	28-Jul-04	300,000	$39,000.00
Consulting (Jeffrey Flannery)	11-Aug-04	400,000	$32,000.00
Consulting (Mark Beychok)	30-Aug-04	500,000	$35,000.00
Consulting (Losana Yogarajah)	7-Sep-04	130,000	$10,400.00
Consulting (Mehrdad Arjomandi)	19-Oct-04	85,450	$5,212.45
Consulting (Barbara Cox)	19-Oct-04	30,000	$1,830.00
Consulting (Askew Kabala & Co.)	22-Nov-04	400,000	$24,000.00
Consulting (Rachel Glicksman)	29-Nov-04	144,000	$7,920.00
Consulting (Kristen Hussian)	29-Nov-04	6,000	$330.00
Legal (Marc Ross FBO Sichenzia Ross Friedman Ference)	6-Dec-04	150,000	$7,650.00
Balance, January 31, 2005		4,476,450	$606,249.95

Cash flows used in fiscal 2004 from investing activities totaled ($8,381), which was attributed to the purchase of equipment. Cash flows from fiscal 2003 totaled $22,733 consisting of cash acquired on the acquisition of Edgetech Services Inc. There were no cash outflows or inflows for the nine-month period ended January 31, 2005, from investing activities. We are now more focused on leasing capital assets by way of operating leases, and our property and equipment expenditures have therefore decreased.

Cash flows from financing activities for fiscal 2004 totaled $738,147, consisting primarily from issuance of capital stock for cash of $536,000 and loans payable of $377,168, less bank indebtedness and amounts due to related parties. Cash flows from financing activities for fiscal 2003 totaled $244,483, consisting primarily of issuance of capital stock of $195,613, and bank indebtedness of $109,043, less amounts due to related parties. The increase in cash flows from financing activities between 2004 and 2003 is primarily attributed to the cash raised from the issuance of common stock, and the loans payable. Cash flows for the nine month period ended January 31, 2005 provided by financing activities totaled $237,915, consisting primarily from an increase of bank indebtedness of $178,521 and proceeds from loans of $72,510, offset by repayment of amounts due to related parties of $13,116. Cash flows for the nine month period ended January 31, 2004 provided by financing activities totaled $406,403, consisting primarily of the repayment of amounts due to related parties of $60,201, offset by proceeds from the issuance of capital stock of $36,000, proceeds from bank indebtedness of $54,100 and proceeds from loans payable of $377,168.

In order for us to continue to develop our business, we will require receipt of additional equity funding. We have developed internally a list of accomplishments that set out expected revenues and related costs for the coming years and we to believe that our goals of expansion will be largely influenced by the quantity of equity funding received. We believe that in order for us to meet our working capital requirements and hire additional staff so we can accomplish the level of expansion we’d like; we will need to raise approximately $1,000,000 over the next 12 months. We also believe that to fund our current operations, we will need approximately $250,000 in equity financings. If we cannot raise the necessary cash to cover these costs, then it is unlikely that we will meet our sales targets or hire additional staff. We will then have to revise our expansion plans accordingly and would expect limited if any sales growth. In order for us to meet our sales targets in the coming years, we hope to acquire smaller companies that are in the same industry as part of our expansion, increase the existing business with our existing clients, and bid for new projects with potential customers.

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We have been integrating operations and administration systems as executive control of the previous Edgetech has passed to the Edgetech team headed by brothers Tae Ho Kim and Sang Ho Kim.

The completion of the Edgetech transaction has considerably reduced our requirements for capital as compared to earlier periods. However, operating and expansion capital is required on an ongoing basis. We hope to be able to procure sufficient operating funds in part due to our expanding revenue base.

On February 4, 2004, we closed a private equity placement of $US 500,040. These funds will provide a foundation for our newly expanded sales and marketing efforts. The private placement, which sold 3,704,000 shares at $0.135. These shares were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D Section, 4(2) of the Securities Act.

We have raised $195,613 in 2002 through a private placement of our common restricted stock, and the exercise of stock options registered on form S-8, which were used to offset outstanding liabilities and add to our increasing working capital requirements. Our working capital needs have risen due to increased sales during the current year. As per table, the 16,005,000 issued for the acquisition of Edgetech Services and the 850,000 shares for the finder’s fee shares were not registered. All other shares issued were registered under S-8 registration.

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Operating under existing management, and with a new board of directors having been nominated, founder Chris Bunka has resigned as an officer and a director, as planned. Sang Ho Kim is the President and Chairman of the board of directors. Tae Ho Kim is the Chief Executive Officer and a director. Sudhir Khanna has resigned as Executive Vice president and a director to pursue other interests and since he was originally with the public company, we do not anticipate any negative impact to ongoing operations. Fred Fulcher and Donald R. George are directors.

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During fiscal 2003, we have added over ten additional reseller marketing alliances, with the total now exceeding more than thirty, including those with some of the leading security technology companies in the world. These alliances enable us to offer a broader suite of products and services to potential clients and thus enhance our potential for growth. Additional alliances are contemplated and additions or deletion in the list of alliances could occur at any time.

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One of our key strategies is to develop strong relationships with major enterprise-class clients. Our strategy requires forming additional alliances within our industry as well as effecting acquisitions of companies which offer complementary technologies: telecom, internetworking, networking and IT Security, with suppliers in these technical areas or suppliers with whom we currently have relationships in areas related to IT security products and services.

We have taken steps to reduce expenses. We will not incur some of the past one time costs of consulting expenses mainly for the areas of: mergers and acquisition planning and advisory; sales strategy and structuring; managerial and accounting; and technical advisory. These costs are internal costs related to the reorganization of the corporate strategy and structure. We have hired full time employees to reduce the costs of expensive consultants. We expect to hire additional employees or contract with consultants, primarily in the fields of marketing and sales, if and as corporate financing is available. All existing and future positions are dependent to some degree upon our ability to raise expansion capital.

DISCUSSION OF STOCK PRICE

During the last 2 years, the price of our stock increased to highs of $0.81 and subsequently declined to lows of $0.02. The run up and subsequent decline can be attributed to a number of factors:

There is a risk involved in free trading shares being available into the market. There can be a downward pressure on the stock as there are more potential selling shareholders. Before the acquisition of Edgetech Services, the previous shareholders holding were available for sale. Many of the 16,005,000 shares issued for acquisition of Edgetech Services became free trading after one year. There were free trading shares through S-8 registrations in 2003 and 2004. With the registration of the shareholders from the private placement in February 2004, 3,704,000 free trading shares will be available in the market that may put downward pressure on the stock.

- On some of the sharp decline from the period of the high of $0.81, we believe is attributed to "short sellers". “Short sellers” do not require free trading shares to sell but have the ability to sell shares into the market with an unlimited supply of free trading shares. With such high volumes of trading activity and the limited amount of free trading shares available in the market at that time, we believe it is very likely that short selling occurred which added free trading selling shares into the market to allow for high volumes and caused downward pressure on our stock price. The sharp decline in stock price also resulted from the fact that many shareholders from the original Secure Enterprise Solutions Inc. who received common stock of Edgetech and had free trading shares as of May 22, 2003, and hence they sold their stock which contributed to the decline in our stock price.

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-

We have been focusing on cleaning up the debt of the former Secure Enterprise Solutions Inc. and have losses due to the added expenses for expansion and corporate infrastructure. Some of the repayment of debt and other liabilities were settled by the issuance of shares from S8 registered shares. The additional shares issued in connection with the repayment of debt and other liabilities have led a decline in value due to the dilutive effect of these issuances.

DESCRIPTION OF PROPERTY

We occupy office space in two locations. Our head office is at 18 Wynford Drive, Toronto, Ontario, M3C 3S2, which has approximately 3500 square feet of office space. We have an operating lease on the premises until December 14, 2006. The current occupancy rate is approximately $12 per square foot. Our second office is located at 175 Carlton Street, Winnipeg, Manitoba, R3C 3S9, which has approximately 600 square feet. We have an operating lease on the premises until March 31, 2005. The current occupancy rate is approximately $10 per square foot. We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed. Other than described above, neither we, nor our subsidiary presently own or lease any other property or real estate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

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During the year ended April 30, 2004 and 2003, Edgetech entered into the following related party transactions:

In September 2001, we received a loan in the amount of $50,000 from Fred Fulcher.  In November 2002, we received a loan in the amount of $50,000 from Wesferd Enterprises, Inc. a company owned by a relative of Fred Fulcher. Both loans bore interest at 20%. We paid $9,301 in fiscal 2004 and $4,544 in fiscal 2003 in interest on these loans. In addition, we paid $8,001 in interest on loans to Mr. Fulcher in fiscal 2005. We completed payment of the Wesferd loan in June 2003.

In July 2004, we received two loans  in the aggregate amount of $72,510 ($CDN90,000) from Chae Hwa Kim, the father of our officers. These loans are unsecured and bear no interest. There are no payment dates or specified terms, except that the loans are required to be paid back at such time that our board of directors determines that we are on reasonably solid financial footing.

We received a loan of $19,336 ($CDN24,000) from Tae Ho Kim, our CEO. This loan is unsecured, non-interest bearing and contains no definitive repayment terms.  We currently owe $21,900 to Chris Bunka, our former director for consulting services performed on our behalf.  This amount is non-interest bearing and there are no definitive repayment termsWe believe that these transactions were on terms as favorable as could have been obtained from unaffiliated third parties. All future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of the independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted for trading on the OTCBB under the symbol EDGH. Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services, Inc. effectively on the same day. Our new CUSIP No. 28027N 10 9.

We file our quarterly Form 10-QSB and our annual Form 10-KSB along with any material events through Form 8-K with the Securities and Exchange Commissions.

As of May 24, 2005, we had approximately 606 holders of record of our common stock. There are 1,035,000 options and warrants to purchase additional common shares of Edgetech.

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The following table sets forth the high and low closing sales prices on the OTCBB for our common shares for the periods indicated.

Date	High	Low
April 30, 2005	0.05	0.02

January 31, 2005	0.08	0.04

October 31,2004	0.14	0.05

July 31, 2004	0.16	0.10

April 30, 2004	0.18	0.14

January 30, 2004	0.19	0.15

October 31, 2003	0.44	0.20

July 31, 2003	0.39	0.14

April 30, 2003	0.81	0.34

January 31, 2003	0.43	0.18

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Other than described above, our shares of common stock are not and have not been listed or quoted on any other exchange or quotation system. The prices presented are bid prices, which represent prices between broker-dealers and don’t include retail mark-ups and mark-downs or any commissions to broker-dealers. The prices may not reflect actual transactions.

DIVIDENDS

There are no restrictions that limit our ability to pay dividends on our common stock. We have not declared any dividends since incorporation and we do not anticipate do so in the foreseeable future. Our present policy is to retain future earnings for use in our operations and expansion of its business.

		EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-term
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation	Restricted Stock Awards $	Securities Underlying Options / SARs (#)	All other Compensation $
Tae Ho Kim - CEO	2004	56,675	-	- 38,750		450,000 (1)	-
	2003	24,723	-	- -		-	-
Sang Ho Kim – President	2004	57,430	-	- 38,750		450,000 (2)	-
	2003	27,945	-	- -		-	-

(1) During fiscal 2003, 600,000 stock options were granted to Tae Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500 during 2003. The granting of the 600,000 stock options represented 43% of the total options granted to employees during fiscal 2003. There were no stock options granted during fiscal 2004. As of April 30, 2004, 450,000 options remain outstanding for Tae Ho Kim as follows: 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. None of the options are in-the-money as of April 30, 2004 or September 7, 2004.

(2) During fiscal 2003, 600,000 stock options were granted to Sang Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500 during 2003. The granting of the 600,000 stock options represents 43% of the total options granted to employees during fiscal 2003,. As of April 30, 2004, 450,000 options remain outstanding for Sang Ho Kim as follows: 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. None of the options are in-the-money as of April 30, 2004 or September 7, 2004.

Option/SAR Grants in Last Fiscal Year Ended April 30, 2004

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Tae Ho Kim CEO	-	-	-	-
Sang Ho Kim President	-	-	-	-

Aggregate Option/SAR Exercises in Last Fiscal Year Ended April 30, 2004 and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In - the Money Options/ SARs at FY-End ($) Exercisable/ Unexercisable
Tae Ho Kim CEO	-	-	450,000 (150 are currently exercisable)	-

Sang Ho Kim President	–	-	450,000 (150 are currently exercisable)	-

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

As previously filed on Form 8-K, in March 2003, we decided to engage new auditors as our independent accountants to audit our financial statements. Our Board of Directors approved the change of accountants to Dohan and Company, P.A., CPA’s effective on March 10, 2003.

During our recent fiscal years ended June 30, 2001 and June 30, 2000, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report on the financial statements prepared by Davidson & Company for either of the fiscal years ended June 30, 2001 and June 30, 2000, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles. The report on the financial statements prepared by Davidson & Company for the years ended June 30, 2001 and June 30, 2000 was, however, modified as to uncertainty as the report contained a modifying paragraph with respect to our ability to continue as a going concern.

We engaged the firm of Dohan and Company, P.A., CPA’s as of March 10, 2003. In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements. In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

FINANCIAL STATEMENTS

EDGETECH SERVICES INC.

CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED).

Board of Directors and Stockholders
Edgetech Services Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Edgetech Services Inc. and Subsidiary (the Company) as of April 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has used, rather than provided, cash from operations and has an accumulated deficit of $1,865,341 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, CPA's

Miami, Florida
June 11, 2004

EDGETECH SERVICES INC.
CONSOLIDATED BALANCE SHEETS
	January 31, 2005 (Unaudited)	January 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
ASSETS
Current
Cash	$48	$70,750	$ 143,967	$17,841
Accounts receivable net of allowance of $Nil (2003 - $10,985)	596,937	505,427	494,444	401,941
Inventory	109,115	-	43,099	-
Prepaid expenses (Note 4)	20,516	5,166	32,364	190,152
Deferred tax asset less valuation allowance of $410,585 (2003 - $198,377)	-	-	-	-
Total current assets	726,616	581,343	713,874	609,934
Property and equipment (Note 5)	16,764	16,416	18,998	15,302
Other assets	524	489	474	451
Total assets	$743,904	$598,248	$ 733,346	$625,687

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC. CONSOLIDATED BALANCE SHEETS
	January 31, 2005 (Unaudited)	January 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
Continued…
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Bank indebtedness (Note 7)	$178,521	$180,949	$ -	$116,389
Accounts payable and accrued liabilities	660,618	199,755	381,793	283,704
Accounts payable and accrued liabilities – related parties (Note 11)	-	21,900	21,900	21,900
Current portion of due to related parties	-	-	36,470	69,330
Loan Payable	72,510	-	-	-
Total current liabilities	911,649	402,604	440,163	491,323
Due to related parties (Note 8)	59,620	59,778	36,266	46,642
Total liabilities	971,269	462,382	476,429	537,965
Commitments (Note 10)
Stockholders’ equity
Capital stock (Note 9)
Authorized
50,000,000
common shares with a par value of $0.001
25,000,000
preferred shares with a par value of $0.001
Issued and outstanding
41,993,450	41,994	34,435	39,218	31,335
common shares (2004 – 39,217,950; 2003 – 31,334,950)
Additional paid-in capital	2,348,659	1,450,528	2,116,980	764,443
Accumulated other comprehensive loss	(5,044)	(3,989)	(33,940)	(30,659)
Accumulated deficit	(2,612,974)	(1,345,108)	(1,865,341)	(677,397)
Total stockholders' equity	(227,365)	135,866	256,917	87,722
Total liabilities and stockholders' equity	$743,904	$598,248	$ 733,346	$625,687

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC. CONSOLIDATED STATEMENTS OF OPERATIONS
	NineMonth Period Ended January 31, 2005 (Unaudited)	NineMonth Period Ended January 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
REVENUES
Information Technology (“IT”) Consulting	$1,103,470	$1,505,948	$ 1,545,641	$1,420,006
Hardware sales	471,791	-	625,656	-
	1,575,261	1,505,948	2,171,297	1,420,006
COST OF SALES
Cost of hardware sales	419,320	-	496,589	-
Cost of consulting and subcontractors	904,140	1,604,363	1,772,865	1,351,905
GROSS PROFIT (Loss)	251,801	(98,415)	(98,157)	68,101

EXPENSES
Depreciation and amortization	4,103	3,118	5,421	4,957
Consulting and subcontractors – related party (Note 13)	-	-	-	46,339
Salaries and management fees	593,112	-	519,072	243,256
Selling, general and administration	389,863	554,280	551,798	298,352
TOTAL EXPENSES	987,078	557,398	1,076,291	592,904
Loss before other expenses	(735,277)	(655,813)	(1,174,448)	(524,803)
OTHER EXPENSES
Write-off of note receivable (Note 6)	-	-	-	11,750
Write-off of capital assets	-	-	-	5,285
Interest expense	12,356	11,898	13,496	14,256
Total other expenses	12,356	11,898	13,496	31,291
Loss before income taxes	(747,633)	(667,711)	(1,187,944)	(556,094)
Provision for income taxes	-	-	-	-
Net loss for the year	(747,633)	(667,711)	(1,187,944)	(556,094)
Cumulative translation adjustment	5,279	20,670	-
Comprehensive Loss	$(742,354)	$(647,041)	$ (1,187,944)	$(556,094)
Basic and diluted loss per common share	$(0.02)	$(0.02)	$ (0.03)	$(0.02)
Weighted average number of common shares outstanding	40,718,948	33,458,709	35,737,994	28,308,792

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
	Capitol Stock						Additional Paid-in Capital			Accumulated Other Comprehensive Income (Loss)			Accumulated Deficit			Total
	Number of Shares			Amount
Balance at April 30, 2002	16,005,000			$16,005			$-			$596			$(121,303)			$(104,702)
Acquisition of assets of Edgetech Services Inc.	11,659,000			11,659			84,989			-			-			96,648
Shares issued for finders' fee on the acquisition of Edgetech Services Inc.	825,000			825			(825)			-			-			-
Shares issued for cash	1,039,950			1,040			194,573			-			-			195,613
Shares issued for services	236,000			236			116,876			-			-			117,112
Shares issued for prepaid consulting	1,000,000			1,000			249,000			-			-			250,000
Shares issued for settlement of debt	570,000			570			119,830			-			-			120,400
Cumulative translation adjustment	-			-			-			(31,255)			-			(31,255)
Net loss for the year	-			-			-			-			(556,094)			(556,094)
Balance at April 30, 2003	31,334,950			31,335			764,443			(30,659)			(677,397)			87,722
Shares issued for cash	3,824,000			3,824			532,176			-			-			536,000
Shares issued for services	2,296,000			2,296			468,309			-			-			470,605
Shares issued for settlement of debt	1,763,000			1,763			352,052			-			-
																353,815
Cumulative translation adjustment	-			-			-			(3,281)			-			(3,281)
Net loss for the year	-			-			-			-			(1,187,944)			(1,187,944)
Balance at April 30, 2004	39,217,950			39,218			2,116,980			(33,940)			(1,865,341)			256,917
Shares issued for services	2,045,950			2,045.50			190,149.00									192,195
Shares issued for settlements of debt	29,500			29.5			2,331									2,360
Cumulative translation adjustment	-			-			-			23,617						23,617
Net loss for the period	-			-			-			-			(596,803)			(596,803)
Balance at October 31, 2004 (Unaudited)	41,293,400			41,294			2,309,460			(10,323)			(2,462,144)			(121,713)
Shares issued for services	700,000			700			39,200									39,900
Cumulative translation adjustment										5,279						39,261
Net loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	(150,830)	-	-	(150,830)
Balance at January 31, 2005 (Unaudited)	41,993,400			$ 41,994			$ 2,348,660			$ (5,044)			$ (2,612,974)			$ (227,365)

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	NineMonth
	Period Ended		NineMonth			For the Year			For the year
	January 31,		Period Ended			Ended			Ended
	2005		January 31, 2004		April 30,2004				April 30, 2003
	(Unaudited)		(Unaudited)
-	-	-	-	-	-	-	-	-	-	-

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the year	$(747,633)		$(667,711)			$(1,187,944)			$(556,094)
Items not affecting cash:
Depreciation and amortization	4,103		3,118			5,421			4,957
Bad debt expense	-		-			-			10,985
Stock issued for services and prepaid expenses	234,455		466,087			637,322			200,445
Write-off of note receivable	-		-			-			11,750
Write-off of capital assets	-		-			-			5,285
Changes in assets and liabilities:
(Increase) in accounts receivable	(102,493)		(68,843)			(73,309)			(168,041)
(Increase) decrease in prepaid expenses	11,848		19,991			(7,856)			25,066
Increase in inventory	(66,016)		-			(43,810)			-
Increase in accounts payable and accrued liabilities	256,927		(104,211)			67,532			196,683
Net cash used in operating activities	(408,809)		(351,569)			(602,644)			(268,964)
CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	-		(2,947)			(8,381)			(212)
Cash acquired on recapitalization	-		-			-			22,945
Net cash provided by (used in) investing activities	-		(2,947)			(8,381)			22,733

CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in bank indebtedness	178,521		54,100			(124,370)			109,043
Proceeds (payments) on loans payable	72,510		377,168			377,168			(3,167)
Due to related parties	(13,116)		(60,201)			(49,989)			(48,279)
Capital lease obligations	-		(664)			(662)			(8,727)
Issuance of capital stock	-		36,000			536,000			195,613
Net cash provided by financing activities	237,915		406,403			738,147			244,483

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

Continued…

Continued…

EDGETECH SERVICES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Month	NineMonth	For the Year	For the Year
	Period Ended	Period Ended	Ended	Ended
	January 31, 2005	January 31, 2004	April 30,	April 30,
	(Unaudited)	(Unaudited)	2004	2003

Continued...
Effect of exchange rate changes on cash	$26,975	$1,022	$(996)	$1,235
Change in cash during the year	(143,919)	52,909	126,126	(513)
Cash, beginning of year	143,967	17,841	17,841	18,354
Cash, end of year	$48	$70,750	$ 143,967	$17,841
Supplemental disclosure with respect to cash flows:

Common shares issued for services	$234,455	$299,370	$ 470,605	$117,112
Common shares issued for recapitalization	$-	$-	$-	$96,648
Common shares issued for settlement of debt	$-	$353,815	$353,815	$120,400
Common shares issued for prepaid expenses	$-	$166,717	$-	$250,000
Interest paid	$12,356	$11,898	$ 13,496	$14,256
Income taxes paid	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

 EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

1.

HISTORY AND ORGANIZATION OF THE COMPANY

Edgetech Services Inc. (“Edgetech”) was incorporated under the laws of Nevada on May 16, 1997 as Newsgurus.com, Inc. and changed its name to Secure Enterprise Solutions Inc. on January 10, 2002, and then to Edgetech Services Inc. Edgetech is in the business of providing information technology (“IT”) security consulting services, and during fiscal 2004, began to sell security hardware.  Edgetech operates from facilities in Toronto, Canada.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments consisting of a normal and recurring nature considered necessary for a fair presentation have been included. Operating results for the nine month period ended January 31, 2005, may not necessarily be indicative of the results that may be expected for the year ended April 30, 2005.

2.

GOING CONCERN

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that Edgetech will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist which raise substantial doubt about Edgetech's ability to continue as a going concern.  These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should Edgetech be unable to continue as a going concern.

The operations of Edgetech have primarily been funded by the issuance of common stock and revenue from operations.  Continued operations of Edgetech are dependent on Edgetech's ability to complete public or private equity financing or generate profitable operations in the future.  Management's plan in this regard is to secure additional funds through operations, equity financing and through loans made by financial institutions and stockholders of Edgetech.

January 31, 2005

Accumulated deficit	$ (2,612,974)
Working capital (deficiency)	(185,033)

3.

SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted by Edgetech are as follows:

Principles of consolidation

These consolidated financial statements include the accounts of Edgetech and its wholly-owned subsidiary.  Significant inter-company transactions have been eliminated upon consolidation.

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year.  Actual results could differ from these estimates. Estimates are used when accounting for items and matters such as allowance for uncollectible accounts receivable, inventory obsolescence, and amortization.

Foreign currency translation

Edgetech's operations are substantially through a Canadian subsidiary whose functional currency is the Canadian dollar. These consolidated financial statements are stated in United States dollars. Assets and liabilities denominated in Canadian dollars are translated to United States dollars using the exchange rate in effect at the date of the financial statements. Revenue and expenses are translated to United States dollars using the average rate of exchange for the respective period.

Exchange gains and losses arising on this translation are excluded from the determination of income and are reported as a foreign currency translation adjustment in stockholders' equity.

Accounts receivable

Trade and other accounts receivable are carried at face value less any provisions considered necessary. Accounts receivable primarily includes trade receivables from customers and Goods and Services Tax receivable in Canada.  Edgetech estimates doubtful accounts on an item-to-item basis and includes over aged accounts as part of allowance for doubtful accounts, which are generally accounts that are ninety-days overdue.  There was no bad debt expense for the periods ended January 31, 2005 and 2004.

Inventory

Inventory is valued at the lower of cost (calculated on a weighted average basis) and net realizable value.  Inventory consists of computer hardware.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation.  Depreciation is recorded annually on a declining balance basis at the following annual rates:

Office equipment and furniture	20%
Computer equipment	30%

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Impairment of long-lived assets

Long-lived assets and certain identifiable recorded intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell. At January 31, 2005 and 2004, Edgetech does not have any long-lived assets reported on its consolidated balance sheets.

Revenue recognition

Edgetech has two sources of revenues: IT consulting services and sales of hardware.  Edgetech recognizes revenue when it is realized or realizable and earned.  Edgetech considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the client, the sales price is fixed or determinable, and collectibility is reasonably assured.   Revenues from IT consulting services only fluctuate from the original arrangements when the customer requires additional services.  Revenues from hardware sales is recognized when the product is shipped to the client and when there are no unfulfilled Company obligations that affect the client’s final acceptance of the arrangement. Edgetech does not have any multiple-element arrangements.

Stock-based compensation

Edgetech accounts for its stock-based compensation arrangements with employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (“APB 25”) and related interpretations.  This practice is allowed under the provisions of Statements of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”).  As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  Edgetech recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined, in accordance with Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

The following table illustrates the effect on net loss for the year and net loss per share if Edgetech had applied the fair value recognition provisions of SFAS 123 to stock-based compensation:

	NineMonths Ended January 31, 2005	NineMonths Ended January 31, 2004	April 30, 2004	April 30, 2003

Net loss for the period, as reported	$ (747,633)	$ (667,711)	$ (1,187,944)	$ (556,094)

Add: Total stock-based employee compensation expense included in loss as reported, determined under APB 25, net of related tax effects	-	-	-	-

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	-	-	$ (36,032)	$ (36,032)

Pro-forma net loss	$ (747,633)	$ (667,711)	$ (1,223,976)	$ (592,126)

Basic and diluted net loss per share, as reported	$ (0.02)	$ (0.02)	$ (0.03)	$ (0.02)

Basic and diluted net loss per share, pro-forma	$ (0.02)	$ (0.02)	$ (0.03)	$ (0.02)

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	Nine Months Ended January 31, 2005	Nine Months Ended January 31, 2004	April 30, 2004	April 30, 2003

Expected dividend yield	-	-	-	-
Expected stock price volatility	-	-	-	187%
Risk-free interest rate	-	-	-	2.92%
Expected life of options	-	-	-	5 years

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

3.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Net loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding during the periods.  Diluted loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants outstanding during the period.  As Edgetech has a net loss in each of the periods presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options or warrants outstanding would be anti-dilutive.

Comparative figures

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.

4.

PROPERTY AND EQUIPMENT

	January 31, 2005			April 30, 2004
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Office equipment and furniture	$ 16,093	$ 8,722	$ 5,836	$ 14,558	$ 10,610	$ 5,483
Computer equipment	47,621	29,916	13,162	43,078	36,340	11,281

	$ 63,714	$ 38,638	$ 18,998	$ 57,636	$ 46,950	$ 16,764

5.

LOAN PAYABLE

The loan payable is a short-term demand loan that is unsecured and bears no interest.

6.

DUE TO RELATED PARTIES

	January 31, 2005	April 30, 2004

Due to director of Edgetech (CDN$50,000), interest bearing-20%, unsecured, with no specific terms of repayment, but not to be repaid within the next year	$ 40,284	$ 36,470
Due to director of Edgetech (CDN$24,000), non-interest bearing, unsecured, with no specific terms of repayment, but not to be repaid within the next year	19,336	-
Total	$ 59,620	$ 36,470

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

7.

CAPITAL STOCK

Common stock

Holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit Edgetech’s ability to pay dividends on its common stock.  Edgetech has not declared any dividends since incorporation.  Edgetech’s common stock has no par value.  However, for reporting purposes, Edgetech has assigned a per share amount of $0.001 to common stock.

Stock options

Edgetech has a stock option plan enabling it to grant options for up to 2,800,000 shares of common stock to directors and employees of Edgetech.  The exercise price of all stock options, granted under the stock option plan must be at least equal to the fair market value (subject to regulated discounts) of such shares of common stock on the date of grant.  Stock options granted to directors and employees of Edgetech generally have a life of five years and frequently vest equally over the first three years.

Following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price

Outstanding at January 31, 2005	1,035,000	$ 0.35

Weighted average fair value of options granted during the period	-	-

Stock options

Following is a summary of the status of stock options outstanding at January 31, 2005:

	Outstanding Options			Exercisable Options
Weighted Average Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$ 0.30	345,000	3.10	$ 0.30	345,000	$ 0.30
0.35	345,000	3.10	0.35	-	-
0.40	345,000	3.10	0.40	-	-

As at April 30, 2004, warrants were outstanding enabling the holders to acquire shares of common stock as follows:

Number of Shares	Exercise Price	Expiry Date

225,000	$ 1.00	November 29, 2004
100,000	1.00	November 30, 2004
148,500	1.00	December 13, 2004
118,000	1.00	January 3, 2005
147,000	1.00	February 15, 2005
860,000	1.00	February 25, 2005

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

7.

CAPITAL STOCK (cont’d…)

Warrants (cont’d…)

As at January 31, 2005, warrants were outstanding enabling the holders to acquire shares of common stock as follows:

Number of Shares	Exercise Price	Expiry Date

147,000	1.00	February 15, 2005
860,000	1.00	February 25, 2005

8.

COMMITMENTS

Edgetech has entered into operating lease agreements for its premises and for computer equipment.  The annual lease commitments under these leases are as follows:

2005	$ 93,127
2006	95,428
2007	66,342
2008	37,195
2009	18,404

$ 310,496

Rent expense for the nine month period ended January 31, 2005 was $44,411 (2004 - $34,900).

9.

RELATED PARTY TRANSACTIONS

During the nine-month period ended January 31, 2005, Edgetech entered into the following related party transactions:

a)

Paid $8,011(2004 - $7,171) in interest on loans to a director and to a company controlled by a relative of a director of Edgetech.

b)

Received a loan of $72,510 ($CDN 90,000) from a relative of a director of Edgetech  (Note 5).

c)

Received a loan of $19,336 ($CDN 24,000) from a director of Edgetech  (Note 6).

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

10.

SEGMENT INFORMATION

Edgetech has one reportable segment, providing security services and IT solutions and services.  This reportable segment was determined based on the nature of the products offered.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance.  Edgetech evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes.  Edgetech operates principally in Canada.

11.

SUBSEQUENT EVENT

The Company entered into a letter of intent whereby Edgetech will acquire 100% of the common shares of Astreya Partners, Inc. (“AST”) for total consideration of $2 million and 1,500,000 common shares of Edgetech. Of the total consideration, $1,100,000 is to be paid at the closing of the transaction and the remainder of $900,000 is to be paid in twelve quarterly instalments of $75,000 with the first payment due three months from the signing of a definitive agreement. The 1,500,000 common shares will be issued upon the closing of the transaction. The closing of the transaction is subject to due diligence of Edgetech and AST, and to financing.

The company is not currently having the financials of Astreya Partners audited because we do not currently have financing and do not know if we will be able to obtain financing.

We have not disclosed the terms of the letter of intent in this amendment. Rather, we have disclosed that the Astreya transaction is currently on hold because we do not currently have financing, which is fundamental to the transaction.  Since we do not have any financing, and do not know if we will be able to obtain financing, or if we are able to obtain financing, that we will pursue this transaction or that the transaction will be on the same terms and conditions as is set forth in the letter of intent.

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12.

INCOME TAXES

Income tax benefits attributable to losses from United States of America and Canadian operations was $Nil for the years ended April 30, 2004 and 2003, and differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent to pretax losses from operations as a result of the following:

	2004	2003
Computed "expected" tax benefit	$403,901	$189,072
Increase in income taxes resulting from income taxes in a higher tax jurisdiction	6,684	9,305
Change in valuation allowance	(410,585)	(198,377)
	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 30, 2004 and 2003, are presented below:

	2004	2003
Deferred tax assets:
Net operating loss carry forwards	$803,045	$399,422
Change in valuation allowance	(803,045)	(399,422)
Total deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of April 30, 2004 and 2003 was $803,045 and $399,422, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

EDGETECH SERVICES INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

JANUARY 31, 2005

12.

INCOME TAXES (cont’d…)

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets. In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, Edgetech will need to generate future taxable income of approximately $2,400,000 prior to the expiration of the net operating loss carryforwards. Of the $803,045 operating loss carryforwards, $272,660 is attributable to Canada, and expires between 2005 to 2011. The remaining $530,385 is attributable to the United States and begins to expire in 2017.

13.

SEGMENT INFORMATION

Edgetech has one reportable segment, that being providing security services and IT solutions and services. This reportable segment was determined based on the nature of the products offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance. Edgetech evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes. Edgetech operates principally in Canada.

14.

CONCENTRATIONS

Major Customers

Edgetech has concentrations with respect to the volume of business conducted with several major customers in Canada. For the fiscal years ended April 30, 2004 and 2003, we had sales to (i) IBM of $580,341 representing 27% of our total sales and $697,084 representing 49% of our total sales, respectively, and (ii) LGS of $610,274 representing 28% of our total sales and $319,329 representing 22% of total sales, respectively. For the nine-months ended January 31, 2005, the two major clients who accounted for more than 10% of our revenues were MGA Computer Consulting Ltd. with sales of $424,100, representing 26.5% of our total sales, and LGS with sales of $400,385, representing 25.1% of our total sales.

Credit risk

Financial instruments that potentially subject Edgetech to concentrations of credit risk consist primarily of cash and accounts receivable. Edgetech places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution. Edgetech has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in Canada amongst a small number of customers. At January 31,2005, three customers totaling $207,728, $180,047, and $91,156 accounted for total accounts receivable greater than 10%. At April 30, 2004, four customers totaling $126,887, $88,576, $86,739, and $70,269 accounted for total accounts receivable greater than 10%. At April 30, 2003, two customers totaling $142,015 and $241,011 accounted for total accounts receivable greater than 10%. Edgetech controls credit risk through credit approvals, credit limits, and monitoring procedures. Edgetech performs credit evaluations of its commercial customers but generally does not require collateral to support accounts receivable. Edgetech’s major receivables are with high quality, large corporations.

15.

FINANCIAL INSTRUMENTS

Edgetech's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, and due to related parties. Unless otherwise noted, it is management's opinion that Edgetech is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, due to their short-term maturities or ability of prompt liquidation.  The fair value of the long-term portion of due to related parties is not determinable as it has no repayment terms.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and directors are immune from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3) a transaction from which the director derived an improper personal profit; and

4) willful misconduct

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1) such indemnification is expressly required to be made by law;

2) the proceeding was authorized by our Board of Directors;

3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance limited expenses associated with litigation applicable as per above incurred to its officers and directors related to their duties. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Item 25. Other Expenses of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$100.00
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$5,000.00
Edgar filing fees	$1,500.00
Total	$12,600.00

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

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Item 26. Recent Sales of Unregistered Securities.

On May 24, 2002, Edgetech issued 100,000 shares of its common stock to two individuals in consideration for the acquisition of a 9.8% ownership interest in Secured Infrastructure Design Corporation of Tokyo, Japan, and $30,000 in cash.

On May 17, 2002, we issued 525,000 shares of our common stock in consideration for $105,000 in cash.

On May 24, 2002, we issued 16,005,000 shares of our common stock in connection with the acquisition of 65% of Edgetech Services, Inc. (our Canadian subsidiary) and $66,000 in cash.

On June 14, 2002, we issued 112,500 shares of our common stock in consideration for $18,000 in cash.

On July 11, 2002, we issued 70,000 shares of our common stock in consideration for $10,500 in cash.

On November 27, 2002 we issued an accredited investor 100,000 shares of our common stock in consideration for $10,000 in cash.

On December 17, 2002 we issued an accredited investor 200,000 shares of our common stock in consideration for $20,000 in cash.

On February 5, 2004 Edgetech completed a private placement by issuing 3,704,000 common shares at $0.135 per common shares to two accredited investors for total proceeds of $500,040.

In April 2004 we issued to Tae Ho Kim and Sang Ho Kim an aggregate of 500,000 shares of our common stock in consideration for the  settlement of back wages valued at $77,500.

In November 22, 2004 we issued 400,000 shares of our common stock in consideration for consulting services  valued at $24,000.

In February 23, 2005 we issued to Tae Ho Kim and Sang Ho Kim an aggregate of 25,000,000 shares of our common stock in consideration of wage incentives valued at $750,000 to be accrued over the next 5 years.

In May 2, 2005 we issued to an individual 200,000 shares of our common stock in consideration of consulting services valued $6,000.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Edgetech or executive officers of Edgetech, and transfer was restricted by Edgetech in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

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Item 27. EXHIBITS

Exhibit

Description Number

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3.1

Articles of Incorporation filed May 16, 1997, and amendments thereto filed August 11, 1999, as filed with the Issuer's Form 10-SB (file no. 000-27397) filed on September 21, 1999 and incorporated herein by reference.

3.2

Articles of Amendment filed October 28, 2002, December 21, 2001 and January 17, 2000.

3.3

Bylaws as filed with the Issuer's Form 10-SB (file no. 000-27397) on September 21, 1999 and incorporated herein by reference.

3.4

Bylaws as filed with the Issuer's Current Report on Form 8-K, dated May 6, 2005, and incorporated herein by reference.

4.1

Form of Lock Up Agreement Executed by the Issuer's Shareholders as filed with the Issuer's Form 10-SB (file no.000-27397) filed on September 21, 1999 and incorporated herein by reference.

4.2

               Specimen stock certificate

4.3

              General Security Agreement between Greenfield Commercial Credit (Canada) Inc. and Edgetech Service Inc.

4.4

Revolving Credit Loan Note between Greenfield Commercial Credit (Canada) Inc. and Edgetech Services Inc.

4.5

Subordination Agreement between Sang Ho Kim and Greefield Commercial Credit (Canada) Inc.

4.6

Subordination Agreement between Edgetech Services, Inc., a Nevada corporation and Greefield Commercial Credit (Canada) Inc.

5.1                          Opinion of Sichenzia Ross Friedman Ference LLP.

10.1                        Acquisition Agreement between Secure Enterprise Solutions Inc and Edgetech Services Inc. as filed with the Company’s Form 10-KSB on July 28,

                               2004, and incorporated herein by reference

23.1                        Consent of Dohan and Company, PA, Certified Public Accountants.

23.2                        Consent of Sichenzia Ross Friedman Ference LLP.  (included in Exhibit 5.1)

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Item 28. Undertakings.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, we hereby undertake to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

(3)

File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(3)

Include any prospectus required by section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

© Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

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In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned on May 24, 2005.

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Edgetech Services Inc.

By: /s/ Sang Ho Kim

President, Chief Financial Officer and Chairman

Each person whose signature appears below constitutes and appoints Sang Ho Kim his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

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Signature	Title	Date
/s/ Sang Ho Kim Sang Ho Kim	President, Chief Financial Officer and Director	May 24, 2005
/s/ Tae Ho Kim Tae Ho Kim	Chief Executive Officer and Director	May 24, 2005
/s/ Donald R. George Donald R. George	Director	May 24, 2005
/s/ Frederick M. Fulcher Frederick M. Fulcher	Director	May 24, 2005

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